Exhibit 10.7

OFFICE LEASE

ATRIUM CORPORATE CENTER

ATRIUM AT 3800 GOLF LLC, a Delaware limited liability company,

(LANDLORD)

and

CAMBIUM NETWORKS, INC., a Delaware corporation,

(TENANT)

i

(continued)

(continued)

(continued)

This Office Lease (the “Lease”), dated as of the date set forth in Section 1 of the Summary of Basic Lease Information (the “Summary”), below, is made by and between Atrium at 3800 Golf LLC, a Delaware limited liability company (“Landlord”), and Cambium Networks, Inc., a Delaware corporation (”Tenant”).

SUMMARY OF BASIC LEASE INFORMATION

1.	Date:		January 30, 2012 (“Effective Date”)

2.	Property

	2.1	Premises:	Located on the first and third floors of the Building and known as Suites 155 and 360, as further set forth in Exhibit A attached hereto. The Rentable Square Footage of the Premises is deemed to be 34,198 square feet, consisting of approximately 4,328 square feet on the first floor and approximately 29,870 square feet on the third floor. Landlord and Tenant stipulate and agree that the Rentable Square Footage of the Premises is correct and shall not be remeasured.

	2.2	Building:	That certain building located at 3800 Golf Road, Rolling Meadows, Illinois. The Rentable Square Footage of the Building is deemed to be 483,000 square feet. Landlord and Tenant stipulate and agree that the Rentable Square Footage of the Building is correct and shall not be remeasured.

	2.3	Property:	The Building, Common Areas and parcel(s) of real property on which the Building and all Common Areas are situated and, at Landlord’s discretion, the Building parking areas and other improvements serving the Building, if any, and the parcel(s) of real property on which they are located.

3.	Lease Term (Article 2)

	3.1	Length of Initial Term: One Hundred Thirty (130) months.

	3.2	Lease Commencement Date: The Initial Term shall commence on May 1, 2012.

	3.3	Lease Expiration Date:	Unless terminated early in accordance with this Lease, February 28, 2023, subject to any extension(s) pursuant to Section 2.2 of this Lease.

	3.4	Option Term:	Two (2) options to renew of five (5) years each, as more particularly set forth in Section 2.2 of this Lease.

4.	Base Rent:

Lease Year	Annual Base Rent*	Monthly Installment of Base Rent	Annual Rental Rate per Rentable Square Foot
1	$692,509.50	$57,709.13	$20.25
2	$709,608.50	$59,134.04	$20.75

3	$726,707.50	$60,558.96	$21.25
4	$743,806.50	$61,983.88	$21.75
5	$760,905.50	$63,408.79	$22.25
6	$778,004.50	$64,833.71	$22.75
7	$795,103.50	$66,258.63	$23.25
8	$812,202.50	$67,683.54	$23.75
9	$829,301.50	$69,108.46	$24.25
10	$846,400.50	$70,533.38	$24.75
11	$863,499.50	$71,958.29	$25.25

*	based upon 34, 198 square feet

Notwithstanding anything in this Lease to the contrary, so long as an Event of Default has not occurred, Tenant shall be entitled to an abatement of Base Rent for the first twelve (12) consecutive full calendar months of the Lease Term, beginning with the first full calendar month of the Term (the “Rent Abatement Period”). The total amount of Base Rent abated during the Base Rent Abatement Period shall equal $692,509.50 (the “Abated Rent”). If an Event of Default occurs at any time during the Lease Term, then from and after the Event of Default, Tenant’s right to abate the Abated Rent shall immediately cease. During the Rent Abatement Period, only the Abated Rent shall be abated, and all other costs and charges specified in this Lease as Additional Rent shall remain as due and payable pursuant to this Lease. In the event Tenant is unable to recapture the full amount set forth above, Tenant shall have no further right to recapture nor any right or claim against Landlord for any unrecaptured amount.

5.	Base Year (Article 4):	Calendar year 2012, subject to the terms of Section 4.5.3

6.	Tenant’s Share (Article 4):	Seven and twenty-five one hundredths percent (7.25%)

7.	Permitted Use (Article 5):	General office purposes, including electrical power testing for research and development purposes and for no other purpose.

8.	Security Deposit (Article 21):	One Hundred Fifteen Thousand, Four Hundred Eighteen and 26/100 Dollars ($115,418.26)), subject to Article 21.

9.	Broker(s):	CBRE, Inc. representing Landlord (“Landlord’s Broker”) and CBRE, Inc. representing Tenant (“Tenant’s Broker”).

10.	Guarantor:	None.

11.	Allowances (Exhibit C):

Allowance: Forty-Six Dollars ($46.00) per Rentable Square Footage in the Premises, i.e., One Million Five Hundred Seventy-Three Thousand One Hundred Eight Dollars ($1,573,108.00).

Design Allowance: collectively, $3,419.80 for the space plan for the Initial Alterations (“Initial Design Allowance”) and if necessary, an additional $1,493.50 (the “Secondary Design Allowance”) only if Tenant needs to revise the space plan for the third floor.

12. Notice Addresses:	Landlord:

Atrium at 3800 Golf LLC c/o Spear Street Capital One Market Plaza Spear Tower, Suite 4125 San Francisco, CA 94105 Attention: John Grassi

With a copy to:

Neal, Gerber & Eisenberg LLP 2 North LaSalle Street Chicago, IL 60602 Attention: Ellen B. Friedler

Tenant:

Prior to the Commencement Date:

Cambium Networks, Inc. 1299 E. Algonquin Road Schaumburg, IL 60196

After the Commencement Date, notices shall be given to Tenant at the Premises.

With a copy to:

Kirkland & Ellis LLP 300 North LaSalle Street Chicago, IL 60654 Attention: Roberto S. Miceli

ARTICLE 1: PREMISES AND COMMON AREAS

1.1 The Premises.

1.1.1 Demising of Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises set forth in Section 2.1 of the Summary, as depicted on and configured on Exhibit A.

1.1.2 Terms and Conditions of Lease. The parties agree that the lease of the Premises is upon and subject to the terms, conditions and conditions herein set forth.

1.1.3 Condition of Premises. Tenant acknowledges and agrees that (a) the Premises are accepted by Tenant in their “as-is” condition (except as expressly set forth below) and configuration and that by taking possession of the Premises, Tenant agrees that the Premises are in good order and satisfactory condition, (b) neither Landlord nor any agent or employee of Landlord has made any representation or warranty regarding the condition of the Premises, the Building or the Property or regarding the suitability of the Premises, the Building or the Property for the conduct of Tenant’s business, and (c) Landlord has no obligation to improve or repair the Premises, the Building or theProperty, except as specifically set forth in this Lease. Notwithstanding anything contained herein to the contrary, Tenant shall have thirty (30) days after the date that is the later to occur of (a) the date Landlord delivers possession of the Premises to Tenant and (b) the date of completion of the Landlord Work in which to discover and notify Landlord of any defects in the Landlord Work. Landlord shall be responsible for the correction of any defects in the Landlord Work with respect to which it received timely notice from Tenant.

1.1.4 Compliance with Laws. Landlord represents and warrants that, as of the date hereof, Landlord has not received written notice from any governmental authority that the Premises is in violation of any Laws. To the best of Landlord’s knowledge, Landlord represents and warrants that the Premises does not contain any Hazardous Materials in violation of Laws. In the event Hazardous Materials exist in the Premises in violation of Laws as of delivery date (the “Pre-Existing Hazardous Materials”), Landlord, at its cost, will remediate such Pre-Existing Hazardous Materials in accordance with all applicable Laws.

1.2 Common Areas. Tenant shall have the non-exclusive right to use the Common Areas in common with Landlord and other tenants in the Property, subject to the rules and regulations attached hereto as Exhibit B. Certain of the amenities and rights to use the areas of the Building outside of the Premises that are granted to Tenant under other Sections of this Article 1 shall be treated as Common Areas and shall be subject to the provisions of this Section 1.2 if such amenities are of the type alsomade available in common with other tenants or occupants of the Building, provided that in the event of any direct conflict between the provisions of this Section 1.2 and the provisions of such other sections,such other provisions shall control. Notwithstanding anything to the contrary contained herein, subject to closures due to Force Majeure or temporary closures in connection with maintenance, improvements, remodeling or repairs, Tenant and its employees shall have the right to use up to 4 unreserved parking spaces in the Common Areas per 1,000 square feet of rentable area in the Premises.

1.3 Freight Elevators. Tenant, at no cost or expense (other than Tenant’s obligation to pay Tenant’s Share of the Expense Excess as set forth in Article 4 hereof), shall have reasonable use of a freight elevator or other elevator designated by Landlord from time to time for freight use (such use shall be in common with Landlord and others to whom Landlord has granted such right) located in the Common Areas during Building Hours, which use shall be in a manner, and at such times as reasonably designated by Landlord, and shall be at Tenant’s own risk.

1.4 Loading Docks. Other than deliveries of small packages that can be delivered using a light-weight hand truck, all deliveries shall be made through the Building loading docks during the Loading Dock Hours. Tenant’s use of the loading dock areas during Loading Dock Hours for receiving and shipping ordinary packages shall be free of charge, and shall be made in a manner, and at such reasonable times as designated by Landlord, and shall be at Tenant’s own risk. Tenant shall take reasonable and appropriate security measures necessary in connection with receiving or shipping items from the loading dock areas. Tenant may not leave inbound or outbound shipments on the loading dock except for a reasonable time to stage shipment and at no time will any shipment or other property of Tenant remain on the loading dock after the Loading Dock Hours, without the prior consent of Landlord. Tenant will arrange for staging of large shipments in advance of requiring the same and such large shipments will only be permitted in the loading dock areas and at the times reasonably designated by Landlord. If Landlord, in its sole discretion, permits Tenant to use a loading dock area after Loading Dock Hours, Tenant shall pay Landlord a loading dock charge for such use outside of Loading Dock Hours. If Tenant leaves shipments or Tenant’s property on the loading dock after Loading Dock Hours, without Landlord consent, in addition to the other remedies set forth in this Lease, Landlord shall have the right to charge Tenant a fee for each hour that such shipment or property remains on the loading dock in an amount equal to Fifty Dollars ($50.00) per hour. Notwithstanding the payment of such fee, any such shipment or property remaining on the loading dock shall remain there at Tenant’s sole risk and Landlord shall not be responsible therefor.

1.5 Cafeteria and Fitness Center. Tenant’s employees shall have the right to use the fitness center and cafeteria located on the first floor of the Building, provided an Event of Default has not occurred, and Tenant’s employees shall be responsible for (a) payment for all charges at the stated rates then being charged by Landlord (or Landlord’s Operator) for meals and other items purchased at the cafeteria and (b) payment for all charges at the stated rates then being charged by Landlord (or Landlord’s Operator) for the use of the fitness center. Landlord may require that Tenant’s employees who use the fitness center sign releases of liability and other required forms in form and substance acceptable to Landlord. The use of such facilities by Tenant and its employees shall be subject to the reasonable rules and regulations established from time to time by Landlord, and compliance with the other provisions of this Section 1.5. Landlord and Tenant acknowledge that the use of such facilities by users shall be at their own risk and that the terms and provisions of Section 10.1.1 of this Lease shall apply to Tenant and the user’s use of such facilities. The cost of operating, maintaining and repairing such facilities may be included as part of Operating Expenses. Notwithstanding any other provision contained herein to the contrary, (i) Landlord reserves the right to expand, reduce, or modify upon not less than thirty (30) days prior written notice to Tenant all or any such services or access to the cafeteria or fitness center and to temporarily suspend services or access to the cafeteria or fitness center or to terminate the cafeteria services (subject to clause [ii] below) as necessary in Landlord’s reasonable judgment in connection with a change in the Operator or in connection with repairs, replacements or other alterations Landlord is required or desires to perform; and (ii) if Landlord permanently discontinues cafeteria service during the Lease Term, Landlord shall, within sixty (60) days thereafter, provide an alternative on-site fresh food and vending service (not necessarily including any seating area). No expansion, reduction, modification or temporary suspension of such facilities or termination of the cafeteria services, and no temporary suspension of Tenant’s or the users’ rights to such facilities shall entitle Tenant to an abatement or reduction in Rent, or constitute a constructive eviction, or result in an event of default by Landlord under this Lease. Landlord hereby reserves the right to enter into a management agreement or lease with an entity for the fitness center and/or the cafeteria (“Operator”). In such event, Tenant, upon request of Landlord, shall enter into an agreement with the Operator upon terms and conditions consistent with the terms of this Lease, and Landlord shall have no liability for Claims arising through acts or omissions of the Operator unless caused by Landlord’s gross negligence or willful misconduct. It is understood and agreed that the identity of the Operator may change from time to time during the Lease Term. In connection therewith, any agreement entered into between Tenant and an Operator shall be freely assignable by such Operator or any successors thereto. Landlord shall have the right to grant the Operator of the Property’s cafeteria exclusive catering and vending rights to the Property, and Tenant shall not be permitted to utilize other providers of such services without Landlord’s prior written consent; provided, however, Tenant shall have the right to install vending machines only for the sale of food, beverage, and candy in the Premises for use by Tenant’s employees and guests.

1.6 Conference and Training Rooms. The first floor of the Building currently is configured with ancillary conference rooms and a multi-purpose room. Tenant may use the Ancillary Facilities as provided in this Section 1.6. The cost of operating, maintaining and repairing the Ancillary Facilities maybe included as part of Operating Expenses.

1.6.1 Subject to scheduling availability, in accordance with Landlord’s operating procedures, rules and regulations, and provided Tenant is not in default under this Lease, Tenant shall have the right to use the Ancillary Facilities at the rates established by Landlord from time to time for use of such Ancillary Facilities; provided, however, that Tenant shall pay all costs associated with services and amenities used in connection with the Ancillary Facilities, including, without limitation, audio-visual equipment and food services as may be requested by Tenant. The Ancillary Facilities will be provided for Tenant’s use on an “as available” basis only in accordance with Landlord’s sign-up and reservation procedures. Landlord’s rates for the Ancillary Facilities shall be subject to increases reasonably determined by Landlord during the Lease Term, and Landlord may provide written notice of any such rate increases no less than thirty (30) days prior to imposing any rate increase (an “Increase Notice”);provided, however the rate increases would not apply to reservations existing as of the date of the Increase Notice and for a period not to exceed ninety (90) days thereafter. Tenant acknowledges that the Ancillary Facilities shall be available for use by other tenants and that Landlord may elect to discontinue providing the Ancillary Facilities at any time as provided in Section 1.6.2. Provided an Event of Default has not occurred and Tenant is the entity named on page 1 of this Lease, during each of the first three (3) Lease Years of the Lease Term, Landlord shall credit Tenant an amount equal to Two Thousand Dollars ($2,000.00) per Lease Year (the “Conference Room Credit”). The Conference Room Credit shall be applied by Landlord to offset any charges incurred by Tenant’s use of any conference rooms at the Building during such Lease Year up to a maximum amount equal to the Conference Room Credit. If Tenant does not offset the entire Conference Room Credit for any particular Lease Year, Tenant shall have no right to such remaining credit and the same shall expire at the end of the applicable Lease Year.

1.6.2 Notwithstanding any provision of this Lease to the contrary, Landlord reserves the right to discontinue providing the Ancillary Facilities if Landlord elects to convert all or any part of the Ancillary Facilities to space offered for lease to existing or future tenants, or if Landlord otherwise desires to recapture all or a portion of such space for other purposes. In such event, Landlord shall provide Tenant with at least thirty (30) days prior written notice of such election. Tenant’s right to use the Ancillary Facilities shall remain subject to the rights of Landlord specified in this Section 1.6.2.

ARTICLE 2: LEASE TERM

2.1 Initial Term. The Initial Term of this Lease shall commence on the Lease Commencement Date, and shall terminate on the Lease Expiration Date unless this Lease is sooner terminated as hereinafter provided, or unless the Initial Term is extended as provided in Section 2.2. Possession of the Premises shall be deemed to have been tendered and accepted upon Tenant’s receipt of a possession notice from Landlord, provided physical possession of the Premises is tendered to Tenant. Notwithstanding the foregoing, if Tenant accepts physical possession of the Premises prior to receipt of such notice, the date Tenant accepts possession shall be deemed to be the possession date. If Tenant shall enter the Premises prior to the Lease Commencement Date for any reason including to commence operations in the Premises, then Tenant shall perform all duties and obligations imposed by this Lease, but excepting its obligation to pay Base Rent, the Tax Excess and the Expense Excess, all of which shall accrue from and after the Lease Commencement Date.

2.2 Renewal Options.

2.2.1 Grant of Option; Conditions. Tenant shall have the right to extend the Term for two (2) successive additional periods of five (5) years each (the “First Renewal Term” and “Second Renewal Term,” respectively, and each a “Renewal Term”, as exercised by the “First Renewal Option” and the “Second Renewal Option”) each commencing on the day following the expiration of the then effective Term, and ending on the day preceding the fifth (5th) anniversary of the expiration of the then effective Term, if:

(a) Landlord receives Notice of exercise (“Renewal Notice”) (i) with respect to the First Renewal Option or Second Renewal Option, not less than twelve (12) full calendar months and not more than fifteen (15) full calendar months prior to the expiration of the then current Lease Term;

(b) An Event of Default has not occurred prior to the time that Tenant delivers its Renewal Notice or prior to the time Tenant delivers its Binding Notice (as defined below);

(c) No more than twenty percent (20%) of the Premises is sublet at the time Tenant delivers its Renewal Notice or at the time Tenant delivers its Binding Notice;

(d) This Lease has not been assigned prior to the date Tenant delivers its Renewal Notice or prior to the date Tenant delivers its Binding Notice other than to a Permitted Transferee (as defined in Section 14.8); and

(e) With respect to the Second Renewal Option only, Tenant has exercised the First Renewal Option.

2.2.2 Terms Applicable to Premises During the First Renewal Term and Second Renewal Term.

(a) The initial Base Rent rate per rentable square foot for the Premises during the First Renewal Term shall be an amount equal to ninety-five percent (95%) of the Prevailing Market (hereinafter defined) rate per rentable square foot for the Premises and the initial Base Rent rate per rentable square foot for the Premises during the Second Renewal Term shall be an amount equal to one hundred percent (100%) of the Prevailing Market rate per rentable square foot for the Premises. Base Rent during the First Renewal Term and the Second Renewal Term (as the case may be) shall increase,if at all, in accordance with the increases assumed in the determination of Prevailing Market rate, and shall be payable in monthly installments in accordance with the terms and conditions of Article 3 of this Lease.

(b) Tenant shall pay the Tax Excess and Expense Excess for the Premises during the First Renewal Term and the Second Renewal Term (as the case may be) in accordance with Article 4 of this Lease, and the manner and method in which Tenant reimburses Landlord the Tax Excess and Expense Excess and the Base Year, if any, applicable to such matter, shall be some of the factors considered in determining the Prevailing Market rate for the First Renewal Term and the Second Renewal Term (as the case may be).

2.2.3 Procedure for Determining Prevailing Market Rate for the First Renewal Term and the Second Renewal Term.

(a) Within fifteen (15) days after receipt of Tenant’s Renewal Notice with respect to the First Renewal Term or the Second Renewal Term (as the case may be), Landlord shall advise Tenant of the applicable Base Rent rate for the Premises for the First Renewal Term or the Second Renewal Term (as the case may be). Within fifteen(15) days thereafter, Tenant shall either (i) give Landlord final binding written Notice (“Binding Notice”) of Tenant’s exercise of the First Renewal Option or the Second Renewal Option (as the case may be), or (ii) if Tenant disagrees with Landlord’s determination of the Base Rent rate for the First Renewal Term or the Second Renewal Term (as the case may be), provide Landlord with written Notice that Tenant disputes Landlord’s determination (the “Dispute Notice”). If Tenant fails to provide Landlord with either a Binding Notice or a Dispute Notice within such fifteen (15) day period, Tenant’s First Renewal Option or Second Renewal Option (as the case may be) shall be null and void and of no further force and effect. If Tenant provides Landlord with a Binding Notice, Landlord and Tenant shall enter into the Renewal Amendment (as defined below) upon the terms and conditions set forth herein. If Tenant provides Landlord with a Dispute Notice, Landlord and Tenant shall work together in good faith for up to ten (10) business days after Landlord receives Tenant’s Dispute Notice to attempt to agree upon the Prevailing Market rate for the Premises during the First Renewal Term or the Second Renewal Term (as the case may be). If Landlord and Tenant reach agreement within such ten (10) business day period, Tenant shall provide Landlord with a Binding Notice within such ten (10) business day period, and Landlord and Tenant shall enter into the Renewal Amendment in accordance with the terms and conditions hereof.

(b) If Landlord and Tenant fail to agree upon the Prevailing Market rate within such ten (10) business day period, Tenant, by written Notice to Landlord (the “Arbitration Notice”) within five (5) business days after the expiration of such ten(10)

business day period, shall have the right to have the Prevailing Market rate determined in accordance with the following arbitration procedures. If Tenant fails to deliver the Arbitration Notice to Landlord within such five (5) business day period, Tenant’s First Renewal Option or the Second Renewal Option (as the case may be) shall be null and void and of no further force and effect. If Tenant delivers an Arbitration Notice to Landlord, Tenant will be deemed to have delivered to Landlord a Binding Notice ofTenant’s exercise of the First Renewal Option or the Second Renewal Option (as thecase may be), and once the Prevailing Market rate is determined, Landlord and Tenant shall enter into the Renewal Amendment upon the terms and conditions set forth herein.If Tenant provides Landlord with an Arbitration Notice, then within ten (10) days thereafter, Landlord and Tenant shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Prevailing Market rate (“Estimate”) for the applicable Renewal Term. If the higher Estimate is less than or equal to one hundred five percent (105%) of the lower Estimate, the Prevailing Market rate shall be the average of the two (2) Estimates. If the Prevailing Market rate is not resolved by the exchange of Estimates, Landlord and Tenant, within seven (7) days after the exchange of Estimates, shall each select an appraiser to determine which of the two (2) Estimates most closely reflects the Prevailing Market rate for the applicable Renewal Term. Each appraiser so selected shall be certified as an MAI appraiser or as an ASA appraiser and shall have had at least seven (7) years experience as a real estate appraiser working in the Northwest Suburban Chicago, Illinois area, with working knowledge of current rental rates and practices. For purposes of this Lease, an “MAI” appraiser means an individual who holds an MAI designation conferred by, and is an independent member of, the American Institute of Real Estate Appraisers (or its successor organization, or in the event there is no successor organization, the organization and designation most similar), and an “ASA” appraiser means an individual who holds the Senior Member designation conferred by, and is an independent member of, the American Society of Appraisers (or its successor organization, or, in the event there is no successor organization, the organization and designation most similar). Upon selection, Landlord’s and Tenant’s appraisers shall work together in good faith to agree upon which of the two (2) Estimates most closely reflects the Prevailing Market rate for the Premises for the First Renewal Term or the Second Renewal Term (as the case may be). The Estimate chosen by such appraisers shall be binding on both Landlord and Tenant as the Prevailing Market rate for the Premises during the First Renewal Term or the Second Renewal Term (as the case may be). If either Landlord or Tenant fails to appoint an appraiser within the seven (7) day period referred to above, the appraiser appointed by the other party shall be the sole appraiser.If the two (2) appraisers cannot agree upon which of the two (2) Estimates most closely reflects the Prevailing Market rate within fifteen (15) days after their appointment, then, within ten (10) days after the expiration of such fifteen (15) day period, the two (2) appraisers shall select a third appraiser meeting the aforementioned criteria. Once the third appraiser has been selected, or as soon thereafter as practicable but in any case within fourteen (14) days of such selection, the third appraiser shall make his determination of which of the two (2) Estimates most closely reflects the Prevailing Market rate and such Estimate shall be binding on both Landlord and Tenant as the Prevailing Market rate for the Premises during the First Renewal Term or the Second Renewal Term (as the case may be). If the third appraiser believes that expert advice would materially assist him, he may retain one or more qualified persons, to provide such expert advice. The parties shall share equally in the costs of the third appraiser and of any experts retained by the third appraiser. Any fees of any appraiser, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such appraiser, counsel or expert. In the event the Prevailing Market rate has not been determined by the commencement date of the First Renewal Term or the Second Renewal Term (as the case may be), Tenant shall pay Base Rent upon the terms and conditions in effect for the Premises during the final month of the Initial Term, in the case of the First Renewal Term, or during the final month of the First Renewal Term, in the case of the Second Renewal Term, until such time as the Prevailing Market rate has been determined for the First Renewal Term or the Second Renewal Term (as the case may be). Upon such determination, the Base Rent for the Premises shall be retroactively adjusted to the commencement of the First Renewal Term or the Second Renewal Term (as the case may be). If such adjustment results in an underpayment of Base Rent by Tenant, Tenant shall pay Landlord the amount of such underpayment within thirty (30) days after the determination thereof. If such adjustment results in an overpayment of Base Rent by Tenant, Landlord shall credit such overpayment against the next installment of Base Rent due under this Lease and, to the extent necessary, any subsequent installments until the entire amount of such overpayment has been credited against Base Rent.

2.2.4 Renewal Amendment. If Tenant is entitled to and properly exercises the First Renewal Option or the Second Renewal Option, as the case may be, Landlord shall prepare an amendment (the “Renewal Amendment”) to reflect the required changes in the Base Rent, Lease Term, Lease Expiration Date and other appropriate terms (if any) for the First Renewal Term or Second Renewal Term (as the case may be). The Renewal Amendment shall be sent to Tenant within ten (10) business days after receipt of the Binding Notice (or the determination of the Prevailing Market rate, if the parties arbitrate the determination of the Prevailing Market rate pursuant to Section 2.2.3). Tenant shall execute and return the Renewal Amendment to Landlord within fifteen (15) days of receipt, but upon final determination of the Prevailing Market rate applicable during the First Renewal Term or the Second Renewal Term, as the case may be, an otherwise valid exercise of the First Renewal Option or the Second Renewal Option shall be fully effective whether or not the Renewal Amendment is executed.

2.2.5 Definition of Prevailing Market Rate. For purposes of the First Renewal Option, “Prevailing Market” shall mean the arms length fair market annual rental rate per rentable square foot under new leases or renewal leases and amendments, whichever is appropriate, entered into on or about the date on which the Prevailing Market is being determined for space comparable to the Premises in the Building and other similar office buildings located in Northwest suburban Chicago, Illinois. The determination of Prevailing Market shall take into account any material economic differences between the terms of this Lease and any comparison lease or amendment, such as rent abatements, construction costs and other concessions and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes, including but not limited to any base year. The determination of Prevailing Market shall also take into consideration any reasonably anticipated changes in the Prevailing Market from the time such Prevailing Market is being determined and the time such Prevailing Market will become effective under this Lease.

ARTICLE 3: BASE RENT

Commencing on the Lease Commencement Date, Tenant shall pay, without prior notice or demand, to Landlord at Landlord’s address set forth herein, or at such other place as Landlord may from time to time designate in writing, in currency of the United States of America, Base Rent and Additional Rent, without any setoff or deduction whatsoever. The Base Rent shall be paid in equal monthly installments as set forth in Section 4 of the Summary in advance on or before the first day of each and every calendar month during the Lease Term. The Base Rent for the first full month of the Lease Term shall be paid at the time of Tenant’s execution of this Lease. If the Lease Term commences on a day other than the first day of a calendar month or terminates on a day other than the last day of a calendar month, the monthly Base Rent and Tenant’s Share of any Operating Expenses or Tax Expenses for the month shall be prorated based on the number of days in such calendar month. All other payments or adjustments required to be made under the terms, covenants and conditions of this Lease that require proration on a time basis shall be prorated on the same basis. Tenant shall pay and be liable for all rental, sales and use taxes, if any, imposed upon or measured by rent under applicable Law. If no specific time period is given for payment of any item of Rent, such item of Rent shall be due and payable by Tenant within thirty (30) days after demand by Landlord.

Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease. Acceptance of a lesser amount than shall be due from Tenant to Landlord shall be considered a payment on account, and shall not be deemed a waiver of Landlord’s right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to any other rights or remedies which Landlord may have against Tenant. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

ARTICLE 4: ADDITIONAL RENT

4.1 Additional Rent. In addition to paying the Base Rent specified in Article 3 of this Lease, commencing on the first day of the thirteenth (13th) full calendar month after the Commencement Date, Tenant shall pay, in accordance with Section 4.5 below, Tenant’s Share of (a) the Expense Excess (as defined in Section 4.5), and (b) the Tax Excess (as defined in Section 4.5). Operating Expenses and Taxes for the Base Year shall be appropriately prorated in order to determine Tenant’s Share of the Expense Excess and Tenant’s Share of the Tax Excess for any partial Expense Year. In no event shall the existence of or any decrease in Operating Expenses or Tax Expenses for any Expense Year below Operating Expenses for the Base Year or Tax Expenses for the Base Year, as the case may be, entitle Tenant to any decrease in Base Rent or any credit against sums due under this Lease. If Operating Expenses and/or Tax Expenses in any Expense Year decrease below the amount of Operating Expenses and/or Tax Expenses for the Base Year, Tenant’s Share of the Expense Excess and/or Tax Excess, as the case may be, for that Expense Year shall be Zero Dollars ($0.00). Notwithstanding anything in this Lease to the contrary, any Additional Rent payable by Tenant to Landlord other than Tenant’s Share of (a) the Expense Excess (as defined in Section 4.5), and (b) the Tax Excess (as defined in Section 4.5) shall commence as of the Commencement Date.

4.2 Operating Expenses. “Operating Expenses” shall mean, all expenses, costs and amounts of every kind and nature incurred during any Expense Year because of or in connection with the ownership, management, maintenance, repair, replacement or operation of the Building and the Property. Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following: (a) the cost of supplying utilities, operating, repairing, maintaining, and renovating the utility, telephone, and all other systems and equipment and components thereof of the Building, and the cost of maintenance and service contracts in connection therewith and payments under any equipment rental agreements, unless the purchase of such equipment would constitute a capital expenditure under generally accepted accounting principles (“GAAP”); (b) commercially reasonable premiums and deductibles paid by Landlord for insurance, including workers compensation, fire and extended coverage, earthquake, general liability, rental loss, elevator, boiler and other insurance customarily carried from time to time by owners of Comparable Buildings; (c) the cost of landscaping the Property or any portion thereof; (d) costs incurred in connection with the parking areas servicing the Property, except for the replacement of parking areas; (e) management fees, which shall not exceed three percent (3%) of gross revenues, the cost of equipping and maintaining a management office, accounting and bookkeeping services, legal fees not attributable to leasing or collection activity, and other administrative costs; (f)wages, salaries, social security and employment taxes, medical and other types of insurance, uniforms, training and other compensation and benefits, including taxes levied thereon, of all persons engaged in the operation, maintenance, repair, replacement or management of the Property, except for executive officers of the Landlord or Landlord’s managing agent that are senior to the individual Building manager; (g) the cost of services, including amounts paid to service providers and the rental and purchase costs of parts, supplies, tools and equipment; (h) the cost of capital improvements (as distinguished from replacement parts or components installed in the ordinary course of business, which shall be included in Operating Expenses) made to the Property which are: (1) performed primarily to reduce Operating Expense costs or otherwise improve the operating efficiency of the Property; or (2) required to comply with any Laws; or (3) for the protection of the health and safety of the occupants of the Property; provided, however, that the cost of any such capital improvement shall be amortized with interest at the rate per annum equal to three (3) percentage points above the average annual Prime Rate over the useful life of the capital improvement as reasonably determined by Landlord; (i) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which are not duplicative of “Tax Expenses” as that term is defined in Section 4.3 below; and (j) the Property’s share of expenses and costs under any reciprocal easement agreement, common areas agreement or similar agreement as to the Property. Landlord, by itself or through an affiliate, shall have the right to directly perform or provide any services under this Lease (including management services), provided that the cost of any such services shall not exceed the cost that would have been incurred had Landlord entered into an arms-length contract for such services with an unaffiliated entity of comparable skill and experience.

Notwithstanding anything in this Section 4.2 to the contrary, for purposes of this Lease, Operating Expenses shall not, however, include the following: (a) costs in connection with leasing space in the Building, including advertising, promotional, and marketing expenses, brokerage commissions, attorneys’ fees, lease concessions and construction allowances; (b) any fines, penalties or costs resulting from the Landlord’s breach of this Lease; (c) interest, principal, points and fees on financing, debts or amortization on any current Mortgage or future Mortgage encumbering the Building or the Property; (d) the costs of any capital improvements except as set forth above; (e) expenses to the extent Landlord is reimbursed by a third party (excluding Operating Expense reimbursements by tenants), including without limitation replacement of any items covered by warranties, guarantees or service contracts; (f) cost of any item or service provided directly to a tenant for its exclusive benefit which is not available to Tenant or is available to Tenant only for an additional direct charge (in addition to Tenant’s payment of Tenant’s Share of Operating Expenses); (g) expenses for the defense of Landlord’s title to the Property; (h) rental on ground leases or other underlying leases affecting the Property; (i) costs associated with maintaining Landlord’s existence as a corporation or other legal entity including general partnership overhead not related to the management of the Building; (j) the cost of supplying a particular utility service to individual tenant spaces if Tenant is billed directly (other than through paying a share of Operating Expenses) for the cost of such utility service supplied to the Premises; (k) costs of painting or decorating (other than the Common Areas), the costs of alterations to the Premises or the premises of other tenants of the Building;(I) expenses, including rent, associated with maintaining a leasing or marketing office; (m) the costs of correcting latent defects and defects in the original construction of the Building; (n) costs for sculptures, paintings and other objects of art for the Building; (o) expenses in connection with repairs or other work occasioned by the exercise of the right of eminent domain to the extent Landlord receives an award therefor; (p) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord; (q) contributions to operating expense reserves; (r) bad debt loss or rent loss or reserves for bad debt loss or rent loss (provided, however, that the foregoing shall not prevent Landlord from including in Landlord’s Operating Expenses the cost of rent loss insurance); (s) depreciation of the Building and (t) any items paid by Tenant under Section 4.6 of this Lease.

4.3 Tax Expenses. “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, levied, assessed or imposed against the Building and/or Property (including, without limitation, real estate taxes, general and special assessments (including, without limitation, assessments for special improvement districts and building improvements districts or any tax on the development of real estate or the construction or improvement of buildings or premises thereunder), transit taxes, leasehold taxes or taxes based upon the receipt of rent or the functional equivalent of same), including gross receipts, service tax, value added tax or sales taxes applicable to the receipt of rent or services provided herein, and unless required to be paid by Tenant, taxes and assessments levied in substitution or supplementation in whole or in part of any such taxes and assessments and the Property’s share of any real estate taxes and assessments under any reciprocal easement agreement, common area agreement or similar agreement as to the Property, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Building and/or Property, or any portion thereof), which shall be paid or accrued by Landlord in connection with the ownership, leasing and operation of the Property, or any portion thereof; any tax on the rent, right to rent or other income from the Property, or any portion thereof, or as against the business of leasing the Property, or any portion thereof; any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; any assessment, tax, fee, levy or charge, upon this transaction; the amount of any payments or other consideration (in cash or otherwise) that Landlord is required to make to any taxing authority in connection with any tax abatement agreements benefiting the Property; and any reasonable costs and expenses (including, without limitation, reasonable consultants’ and attorneys’ fees) incurred in connection with seeking to protest, reduce or minimize Tax Expenses (including costs incurred by Landlord for compliance, review and appeal of tax liabilities), regardless of whether any reduction or minimization is obtained.

Notwithstanding anything to the contrary contained in this Section 4.3, there shall be excluded from Tax Expenses (a) all excess profits taxes, gross receipts taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, transfer taxes, estate taxes and federal and state income taxes, both personal and corporate in nature, (b) any items included as Operating Expenses, and (c) any items paid by Tenant under Section 4.6 of this Lease.

If an assessment is payable in installments, Tax Expenses for the year shall include the amount of the installment and any interest due and payable during that year. For all other real estate taxes, Tax Expenses for that year shall, at Landlord’s election, include either the amount accrued, assessed or otherwise imposed for the year or the amount due and payable for that year, provided that Landlord’s election shall be applied consistently throughout the Term.

4.4 Allocation of Expenses. Operating Expenses and Tax Expenses shall be determined for the Property as a whole, and Tenant shall be responsible for paying Tenant’s Share of the Expense Excess and Tenant’s Share of the Tax Excess. If Landlord incurs Operating Expenses or Tax Expenses for the Building or Property, together with one or more other buildings or properties whether pursuant to a reciprocal easement agreement, common area agreement or otherwise, the shared Operating Expenses or Tax Expenses shall be allocated between the Building or Property and the other buildings or properties in accordance with the applicable agreement and otherwise in an equitable manner as reasonably determined by Landlord. If the Building is not at least ninety-five percent (95%) occupied during any calendar year or if Landlord is not supplying services to at least ninety-five percent (95%) of the total Rentable Square Feet of the Building at any time during a calendar year, Operating Expenses that vary with occupancy shall, at Landlord’s option, be determined as if the Building had been ninety-five percent (95%) occupied and Landlord had been supplying services to ninety-five percent (95%) of the Rentable Square Feet of the Building during that calendar year. If Tenant pays for its Share of Operating Expenses based on increases over a Base Year and Operating Expenses for a calendar year are determined as provided in the prior sentence, Operating Expenses for the Base Year shall also be determined as if the

Building had been ninety-five percent (95%) occupied and Landlord had been supplying services toninety-five percent (95%) of the Rentable Square Feet of the Building. The extrapolation of Operating Expenses under this Section shall be performed by appropriately adjusting only the cost of those components of Operating Expenses that are impacted by changes in the occupancy of the Building. In addition to the foregoing, if an expense is incurred or a service is provided that applies to or benefits only to the portion of the Building where the Premises is located, Landlord, at its option, in its sole discretion, may create a separate Operating Expense pool with respect to the Operating Expenses resulting therefrom and Tenant’s Share shall be equitably increased for purposes only of the payment of any such Operating Expenses based on the total Rentable Square Footage of the premises of the tenants benefitting from such Operating Expenses.

4.5 Calculation and Payment of Additional Rent. With respect to Operating Expenses, if Operating Expenses for an Expense Year exceed the Operating Expenses applicable to the Base Year, then Tenant shall pay to Landlord, in the manner set forth in Section 4.5.1 below, and as Additional Rent, an amount equal to Tenant’s Share of the excess (the “Expense Excess”). With respect to Tax Expenses, if Tax Expenses for an Expense Year exceed the amount of Tax Expenses applicable to the Base Year, then Tenant shall pay to Landlord, in the manner set forth in Section 4.5.1 below, and as Additional Rent, an amount equal to Tenant’s Share of the excess (the “Tax Excess”). Notwithstanding anything to the contrary contained herein, Tenant’s Share of the Expense Excess excluding all costs associated with insurance, security, snow removal and utilities attributable or applicable to the Property [collectively, the “Uncapped Costs”]) for calendar year 2014 shall be capped at an amount equal to one hundred five percent (105%) of Tenant’s Share of the Expense Excess (excluding the Uncapped Costs) payable for calendar year 2013 (annualized, if Tenant’s Share of the Expense Excess is not payable pursuant to this Lease for any portion of calendar year 2013) (such amount shall constitute the “Cap Amount” for calendar year 2014). For each calendar year or partial calendar thereafter, Tenant’s Share of the Expense Excess (excluding the Uncapped Costs) shall be capped at an amount equal to one hundred five percent (105%) of the Cap Amount for the immediately preceding calendar year (which shall constitute the “Cap Amount” for such calendar year). Tenant shall pay the actual amount of Tenant’sShare of the Expense Excess, to the extent the same are attributable to the Uncapped Costs, throughout the Lease Term and said Uncapped Costs shall not be subject to the cap described in this grammatical paragraph. For purposes of this Section 4.5, in the event any tenant of the Property does not make any contributions specifically apportioned between Uncapped Costs and the balance of Landlord’s Operating Expenses but only contributes generally to Landlord’s Operating Expenses, then such tenant shall be deemed to contribute to Uncapped Costs in an amount determined by Landlord in its reasonable business judgment, and the balance of such tenant’s contribution to Landlord’s Operating Expenses shall be deemed to be a contribution towards the capped portion of Landlord’s Operating Expenses.

4.5.1 Statement of Estimated Expenses. Landlord shall provide Tenant with a good faith estimate of the Expense Excess and of the Tax Excess for each Expense Year during the Lease Term. On or before the first day of each month, Tenant shall pay to Landlord a monthly installment equal to one-twelfth (1/12th) of Tenant’s Share of Landlord’s estimate of the Expense Excess and one-twelfth (1/12th) of Tenant’s Share of Landlord’s estimate of the Tax Excess. If Landlord determines that its good faith estimate of the Expense Excess or of the Tax Excess was incorrect by a material amount, Landlord may provide Tenant with a revised estimate, but not more than two (2) times in any calendar year. After its receipt of the revised estimate, Tenant’s monthly payments shall be based upon the revised estimate. If Landlord does not provide Tenant with an estimate of the Expense Excess or of the Tax Excess by January 1 of an Expense Year, Tenant shall continue to pay monthly installments based on the previous year’s estimate(s) until Landlord provides Tenant with the new estimate. Upon delivery of the new estimate, an adjustment shall be made for any month for which Tenant paid monthly installments based on the previous year’s estimate(s). Tenant shall pay Landlord the amount of any underpayment within thirty (30) days after receipt of the new estimate. Any overpayment shall be refunded to Tenant within thirty (30) days or credited against the next due future installment(s) of Additional Rent.

4.5.2 Statement of Actual Expenses and Payment by Tenant. As soon as is practical following the end of each applicable Expense Year (but in no event later than one hundred eighty [180] days after the end of each applicable Expense Year), Landlord will deliver to Tenant a statement (the “Statement”), which shall state the actual Operating Expenses and Tax Expenses incurred or accrued for such preceding Expense Year, and which shall indicate the amount of the Expense Excess, if any, and the Tax Excess, if any. If the estimated Expense Excess and/or estimated Tax Excess for the prior Expense Year is more than the actual Expense Excess and/or actual Tax Excess, as the case may be, for the prior Expense Year, Landlord shall apply any resulting overpayment by Tenant against Additional Rent due or next becoming due, provided if the Lease Term expires before the determination of the overpayment, Landlord shall refund any overpayment to Tenant after first deducting the amount of any Rent due. If the estimated Expense Excess and/or estimated Tax Excess for the prior Expense Year is less than the actual Expense Excess and/or actual Tax Excess, as the case may be, for such prior Expense Year, Tenant shall pay Landlord, within thirty (30) days after its receipt of the Statement, any resulting underpayment for the prior Expense Year. Landlord’s failure to timely furnish the Statement for any Expense Year shall not prevent Landlord from enforcing its rights to collect Tenant’s Share of the Tax Excess and Tenant’s Share of the Expense Excess under this Article 4. Even though the Lease Term has terminated and Tenant has vacated the Premises, when the final determination is made of Tenant’s Share of the Expense Excess and Tenant’s Share of the Tax Excess for the Expense Year in which this Lease terminates, if Tenant has underpaid Tenant’s Share of the Expense Excess and/or the Tenant’s Share of the Tax Excess, Tenant shall pay such amount to Landlord within fifteen (15) days after Tenant’s receipt of such final determination. Notwithstanding anything to the contrary contained herein, Tenant shall not be required to pay (a) Tenant’s Share of the Expense Excess if Landlord fails to furnish Tenant the Statement within two (2) years after the date any such Expense was incurred or (b) Tenant’s Share of the Tax Excess if Landlord fails to furnish Tenant the Statement within two (2) years after Landlord receives the tax bill for such Tax Expense.

4.5.3 Determination of Base Year for Taxes and Expenses. Notwithstanding anything to the contrary contained herein, (a) if Landlord’s Operating Expenses for calendar year 2012are less than Landlord’s Operating Expenses for calendar year 2011, then for purposes of determining the Expense Excess, the Base Year Operating Expenses shall be deemed to mean the average Operating Expenses for calendar years 2011 and 2012 and (b) if Taxes for the calendar year 2012 are less than $4.00 per square foot, then for purposes of determining the Tax Excess, the Base Year Taxes shall mean $4.00 per square foot.

4.6 Taxes and Other Charges for Which Tenant is Directly Responsible. Tenant shall be liable for and shall pay before delinquency taxes or other impositions levied or assessed against Tenant’s Property and other personal property of any sublessee, assignee or invitee located in or about the Premises, Tenant’s interest in this Lease, the Alterations, Tenant’s right to occupy the Premises, and Tenant’s investment or business operation in the Premises whether levied or assessed against Landlord or Tenant. If any taxing authority requires any such taxes or other impositions for which Tenant is responsible (other than the Taxes included in the calculation of the Tax Expenses) be paid by Tenant but collected by Landlord for and on behalf of such taxing authority, or if any such taxes or other impositions are levied or assessed against Landlord or Landlord’s property or if the assessed value of Landlord’s property is increased by the inclusion therein of a value placed Tenant’s Property and/or Alterations, then Tenant shall pay to Landlord as Additional Rent the taxes or other impositions so levied or assessed against Landlord or the proportion of such taxes or impositions resulting from such increase in the assessment, as the case may be, within ten (10) days after Landlord’s written notice of the same.

4.7 Landlord’s Books and Records. Tenant may, within forty-five (45) days after receiving Landlord’s Statement of Operating Expenses, give Landlord written notice (“Review Notice”) that Tenant intends to review Landlord’s records of the Operating Expenses for that Expense Year. Within a reasonable time after receipt of the Review Notice, Landlord shall make all pertinent records available for inspection that are reasonably necessary for Tenant to conduct its review. If any records are maintained at a location other than the office of the Building, Tenant may either inspect the records at such other location or pay for the reasonable cost of copying and shipping the records. If Tenant retains an agent to review Landlord’s records, the agent must be with a licensed CPA firm, who shall not be retained or compensated on a contingency basis, be affiliated with or be a competitor of Landlord, or have at anytime been an employee or, or an independent contractor for Landlord. Unless it is determined that Operating Expenses for that Expense Year are less than reported by more than five percent (5%), in which case Landlord shall be responsible for all costs, expenses and fees incurred for the audit, Tenant shall be solely responsible for all costs, expenses and fees incurred for the audit. Within thirty (30) days after the records are made available to Tenant, Tenant shall have the right to give Landlord written notice (an “Objection Notice”) stating in reasonable detail any objection to Landlord’s Statement of Operating Expenses for that Expense Year. If Tenant fails to give Landlord an Objection Notice within the thirty (30) day period or fails to provide Landlord with a Review Notice within the thirty (30) day period described above, Tenant shall be deemed to have approved Landlord’s Statement of Operating Expenses and shall be barred from raising any claims regarding the Operating Expenses for that Expense Year. If Tenant provides Landlord with a timely Objection Notice, Landlord and Tenant shall work together in good faith to resolve any issues raised in Tenant’s Objection Notice. If Landlord and Tenant determine that Operating Expenses for the Expense Year are less than reported, Landlord shall provide Tenant with a credit against the next installment of Rent in the amount of the overpayment by Tenant. Likewise, if Landlord and Tenant determine that Operating Expenses for the Expense Year are greater than reported, Tenant shall pay Landlord the amount of any underpayment within thirty (30) days. The records obtained by Tenant and the results of such review shall be confidential. In no event shall Tenant be permitted to examine Landlord’s records or to dispute any Statement of Operating Expenses unless Tenant has paid and continues to pay all Rent when due, or if an Event of Default exists. Subject to Tenant’s right to review as provided in this Section 4.7, Landlord’s Statement of Operating Expenses and Landlord’s books and records evidencing Operating Expenses shall be conclusive absent manifest error. Upon the written request of Tenant, Landlord shall furnish a copy of the most recent tax bill for the Property.

4.8 Tenant’s Electricity Cost. Electricity used by Tenant in the Premises shall be paid by Tenant either (a) by a separate charge payable by Tenant to Landlord (“Tenant’s Electricity Cost”) within thirty (30) days after billing by Landlord as Additional Rent (which charge may be based on Landlord’sgood faith estimate of its costs for such electricity or may be Tenant’s pro rata share of the cost of electricity calculated on the basis of the square footage of the tenant space using such service or on the basis of the square footage of the tenant space using the particular electric meter serving the Premises) or (b) by separate charge billed by the applicable utility company and payable directly by Tenant. If electricity to the Premises is not separately or sub-metered, Landlord shall install meters approved by the applicable utility company at the Premises to account for Tenant’s use of electricity in the Premises (including, without limitation, electricity consumed in operating supplemental power back-up or heating, ventilation, and air-conditioning units or systems) at Tenant’s sole cost and expense. Electrical service to the Premises may be furnished by one or more companies providing electrical generation, transmission and distribution services, and the cost of electricity may consist of several different components or separate charges for such services, such as generation, distribution and stranded cost charges. Landlord shall have the exclusive right to select any company providing electrical service to the Premises, to aggregate the electrical service for the Property and Premises with other buildings, to purchase electricity through a broker and/or buyers group and to change the providers and manner of purchasing electricity. Landlord shall be entitled to receive a reasonable fee (if permitted by applicable Law) for the selection of utility companies and the negotiation and administration of contracts for electricity, provided that the amount of such fee shall not exceed fifty percent (50%) of any savings obtained by Landlord. Tenant’suse of electrical service shall not exceed, either in voltage, rated capacity, use beyond Building Hours or overall load, that which Landlord reasonably deems to be standard for the Building. If Tenant requests permission to consume excess electrical service, Landlord may refuse to consent or may condition consent upon conditions that Landlord reasonably elects (including, without limitation, the installation of utility service upgrades, meters, submeters, air handlers or cooling units), and the additional usage (to the extent permitted by Law), installation and maintenance costs shall be paid by Tenant. Notwithstanding anything to the contrary contained herein, Landlord will provide Tenant a maximum of 5 watts of receptacle power per foot of the Premises and 1 watt of lighting power per foot of the Premises through

3N-TMC-1 for the Premises located on the 3rd floor and through 1 N-HDP – 3 for the Premises located on the 1st floor. Landlord will permit Tenant, at Tenant’s sole cost and expense, to add additional power which cannot exceed the preliminary engineered loads calculated by Tenant’s engineering firm equal to 240 amps at 480 volts of power from 1N-HDP-3 for the 3rd floor and 70 amps at 480 volts of power from 1N-HDP-1 for the 1st floor and the same shall not be deemed to exceed the overall load deemed standard for the Building. The exercise of Landlord’s rights under this Section 4.8 to change the utility provider or manner of purchasing electricity shall not have a material and adverse affect on Tenant’s ability to operate in the Premises.

ARTICLE 5: USE OF PREMISES

5.1 Permitted Use. Tenant shall use the Premises solely for the Permitted Use set forth in Section 7 of the Summary and Tenant shall not use or permit the Premises or the Property to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion.

5.2 Prohibited Uses. The uses prohibited under this Lease shall include, without limitation, use of the Premises or a portion thereof for (a) offices of any agency or bureau of the United States or any state or political subdivision thereof; (b) offices or agencies of any foreign governmental or political subdivision thereof; (c) offices of any health care professionals or service organization; (d) schools or other training facilities which are not ancillary to corporate, executive or professional office use; (e) retail or restaurant uses; or (f) commercial broadcast radio or television stations. Tenant shall not allow occupancy density of use of the Premises which is greater than the density permitted under applicable Laws. Tenant shall not use or permit the use of the Premises for any purpose which disturbs other tenants or occupants of the Building or interferes with the operation of the Building, or use or allow the Premises to be used for any unlawful or dangerous purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises. This Lease and Tenant’s rights hereunder are subject and subordinate in all respects to the Superior Agreements now or hereafter affecting the Property and Tenant shall comply and shall also cause its agents, contractors, subcontractors, employees, invitees and subtenants to comply with the Superior Agreements now or hereafter affecting the Property.

5.3 Rules and Regulations. Tenant shall comply and shall also cause its agents, contractors, subcontractors, employees, invitees, and subtenants to comply with the rules and regulations set forth in Exhibit B, and such other reasonable rules and regulations adopted by Landlord from time to time. Landlord shall not knowingly discriminate against Tenant in Landlord’s enforcement of the rules and regulations.

5.4 Exclusive.

5.4.1 To the extent Landlord is not prohibited by any existing or future Law, and provided (a) an Event of Default has not occurred and (b) Tenant is the entity named on page 1 of this Lease or a Permitted Transferee (as defined in Section 14.8), provided such Transferee operates the same business in the Premises that Tenant was operating, and (c) Tenant has not sublet more than 20% of the Premises, then, as of the date hereof, Landlord covenants not to enter into a lease or other agreement granting possession of space at the Building (collectively, an “Occupancy Agreement”) with a Competitor (as hereinafter defined) for a term scheduled to commence during the Initial Term. For purposes of this Section 5.4, a “Competitor” shall mean any of the following three (3) entities: (1) Ubiquiti, (2) MikroTik and (3) with respect to a lease for 50,000 square feet of space or less only, Northrop Grumman, but only if Northrop Grumman is operating for the same business that Tenant is then operating for at the Premises, provided that any such entity is not a Pre-Existing Tenant (as hereinafter defined). For purposes of this Section 5.4, a “Pre-Existing Tenant” shall mean any tenant in the Building (whether such tenant occupies its original premises or relocated and/or expanded its premises) (a) who is operating for business on or prior to the date hereof, or (b) whose Occupancy Agreement is dated on or prior to the date hereof, or (c) who is in possession of its space pursuant to a renewal or extension of the

Occupancy Agreement of a tenant described in either of the immediately preceding clauses (a) and (b) (whether or not such renewal or extension is pursuant to an express right to renew or extend contained in the Occupancy Agreement and whether or not such renewal or extension is pursuant to an amendment to the existing Occupancy Agreement or a new lease), or (d) who is an assignee or sublessee of a tenant described in any of the immediately preceding clauses (a), (b) and/or (c).

5.4.2 Notwithstanding anything to the contrary contained herein, the provisions of this Section 5.4 shall be inapplicable to (a) any tenant who has been permitted to assume an Occupancy Agreement or otherwise operate its business in the Building, based upon or as a result of a bankruptcy, insolvency or similar action, or (b) any tenant who has been permitted to operate as a result of an action or order by a court of competent jurisdiction.

5.4.3 Tenant shall indemnify, defend and hold Landlord harmless against and from all liabilities, obligations, damages, penalties, claims, costs, charges and expenses, including without limitation, reasonable attorney’s fees, which may be imposed upon, incurred by, or asserted against Landlord arising, directly or indirectly, out of or in connection with the terms of this Section 5.4. In case any action or proceeding is brought against Landlord by reason of the foregoing, Tenant shall, at Tenant’s sole cost and expense, resist or defend such action or proceeding with counsel approved by Landlord

5.5 Satellite/Antenna Equipment.

5.5.1 Roof Equipment.

(a) Provided an Event of Default has not occurred and further provided that Landlord’s structural engineer has reviewed and approved the installation of the Roof Equipment, at Tenant’s sole cost and expense, Tenant shall have the right, at any time during the Lease Term, to install, construct, operate, and maintain not more than one (1) 4’ in diameter satellite dish together with any reasonable equipment, cabling and wiring necessary to operate the dish or antenna (collectively, the “Roof Equipment”) on the roof of the Building free of charge during the Term and any subsequent Renewal Terms and in accordance with the terms and conditions set forth in this Section 5.5.1. The Roof Equipment shall be (a) for Tenant’s use only for data and telecommunications support in the Premises, (b) not be used by any other party, (c) installed, operated and maintained in accordance with all applicable Laws and Tenant shall not charge or receive any fees or other consideration in connection with its use. If Tenant desires to install the Roof Equipment on the roof of the Building, Tenant shall give Landlord written notice thereof (the “Roof Equipment Request”) and shall provide Landlord such information including without limitation the method of installation of, desired location of, and plans and specifications for, the Roof Equipment as Landlord shall reasonably require to approve or disapprove the Roof Equipment Request (the “Roof Equipment Plans”). Tenant shall obtain the written approval of Landlord of the Roof Equipment Plans prior to the installation of same on the roof of the Building, which approval shall be in Landlord’s sole and absolute discretion. Any changes to the Roof Equipment Plans required by Landlord shall be promptly made by Tenant and resubmitted to Landlord for approval. Tenant may only install the Roof Equipment which is reflected in the Roof Equipment Plans approved by Landlord in writing and in the manner set forth in the Roof Equipment Plans.

(b) If Tenant receives all of the required Landlord approvals for the installation of the Roof Equipment, such installation shall be performed by a contractor and roofing crew approved by Landlord, in its sole discretion, and such installation shall in no event void or diminish in any respect Landlord’s warranty on the roof of the Building. Tenant shall pay all costs related to the installation, operation, and maintenance of such Roof Equipment. Neither Tenant nor any of the Tenant Related Parties shall go on the roof of the Building without the express, written consent of Landlord in each instance, which consent shall not be unreasonably withheld or delayed. The location, installation, use, and maintenance of such Roof Equipment shall at all times conform to all applicable zoning and other applicable Laws in effect from time to time as well as all architectural standards established by Landlord from time to time for the Building. Prior to the installation of the Roof Equipment, Tenant shall obtain all necessary permits and licenses from the City of Rolling Meadows, Illinois and any other governmental agency having jurisdiction over the Building, the Property, or over the Roof Equipment and its use. Landlord shall use reasonable efforts to support Tenant in securing any required municipal approvals provided that “reasonable efforts” of Landlord shall not include payment of money or incurring any liability. The Roof Equipment shall be located on that certain portion of the roof of the Building identified on Exhibit A-1 attached hereto and incorporated herein by this reference (the “Roof Equipment Area”) or as Landlord may otherwise from time to time designate in writing in its sole discretion, and the Roof Equipment shall be located as far away from the perimeter of the roof so as not to be visible from street level and Tenant shall screen the Roof Equipment if required to do so by Landlord, in its sole discretion. Landlord shall approve or disapprove such location and screening at the time Landlord approves the Roof Equipment Plans. After the initial installation of the Roof Equipment, from time to time Landlord may in its reasonable judgment, cause Tenant to relocate the Roof Equipment, at Landlord’s sole cost and expense, to another portion of the roof of the Building.

5.5.2 The Exterior Equipment.

(a) Provided an Event of Default has not occurred and Tenant is the entity named on page 1 of this Lease or a Permitted Transferee, Tenant shall have the right, at any time during the Lease Term, to install, construct, operate, and maintain either (i) one trailer hitched collapsible antenna (the “Truck Antenna”) or (ii) a stationary, fixed antenna on the ground (the “Ground Antenna”) (collectively, the “Exterior Equipment”) in the area shown on Exhibit A-1 (the “Exterior Equipment Area”). The Exterior Equipment shall be (a) for Tenant’s use only for data and telecommunications support in the Premises, (b) not be used by any other party, (c) installed, operated and maintained in accordance with all applicable Laws and Tenant shall not charge or receive any fees or other consideration in connection with its use. If Tenant desires to install the Exterior Equipment in the Exterior Equipment Area, Tenant shall give Landlord written notice thereof (the “Exterior Equipment Request”) and if Tenant intends to install a Ground Antenna, Tenant shall provide Landlord such information including without limitation, the method of installation of, and plans and specifications for, the Ground Antenna as Landlord shall require to approve or disapprove the Exterior Equipment Request (the “Ground Antenna Plans”). If Tenant installs either the Truck Antenna or the Ground Antenna and such antenna will need to be connected to the Building for electricity, then Tenant shall submit detailed plans regarding the power needs and method of connection to the Building (the “Electrical Plans”) together with Tenant’s Exterior Equipment Request. If Tenant desires to connect to the Buildings power, Landlord may elect to require Tenant to install a sub-meter so that Landlord can bill Tenant directly for the electricity serving Tenant’s Exterior Equipment. Tenant shall obtain the written approval of Landlord of the Ground Antenna Plans and/or the Electrical Plans prior to the installation of the Exterior Equipment Area, which approval shall be in Landlord’s sole and absolute discretion. Any changes to the Ground Antenna Plans or Electrical Plans required by Landlord shall be promptly made by Tenant and resubmitted to Landlord for approval. Tenant may only install the Ground Antenna which is reflected in the Ground Antenna Plans approved by Landlord in writing and in the manner set forth in the Ground Antenna Plans. Tenant may only connect to the Building electricity in the manner shows on the Electrical Plans approved by Landlord. If Tenant elects to initially install the Truck Antenna and wants to later install the Ground Antenna, Tenant shall notify Landlord of such request and comply with the provisions of this Section 5.5.2. If Tenant installs the Truck Antenna in the Exterior Equipment Area, or if the Ground Antenna is installed in the Exterior Equipment Area and is collapsible, then at least one (1) business day prior to raising either such antenna, Tenant shall notify Landlord that Tenant is raising such antenna and such notice shall include the duration for which such antenna will be raised. In addition, in connection with Landlord’s leasing efforts at the Building, Tenant will lower the antenna upon request by Landlord, with reasonable notice, if Landlord reasonably determines that the same is necessary during a tour or other showing of the Building or Property.

(b) If Tenant receives all required Landlord approvals for the installation of the Exterior Equipment, such installation shall be performed by a contractor approved by Landlord, in its reasonable discretion. Tenant shall pay all costs related to the installation, operation, and maintenance of such Exterior Equipment, including, without limitation performing all maintenance and repair of any damage to the Exterior Equipment Area and other Common Areas caused by Tenant’s use or installation of the Exterior Equipment. Prior to the installation of the Exterior Equipment, Tenant shall obtain all necessary permits and licenses from the City of Rolling Meadows, Illinois and any other governmental agency having jurisdiction over the Building, the Property, or over the Exterior Equipment and its use. Landlord shall use reasonable efforts to support Tenant in securing any required municipal approvals provided that “reasonable efforts” of Landlord shall not include payment of money or incurring any liability. Tenant shall screen the Exterior Equipment pursuant to clause (c) below. After the initial installation of the Exterior Equipment, from time to time Landlord may in its reasonable judgment, cause Tenant to relocate the Truck Equipment, at Tenant’s sole cost and expense, or the Ground Antenna, at Landlord’s sole cost and expense, to another portion of the parking lot serving the Building.

(c) When the Truck Antenna is not raised, the Truck Antenna shall be secured by an industrial strength tarp that is at all times locked. The color of the tarp shall be subject to Landlord’s prior written approval. At all times when the Truck Antenna is raised and the Truck Antenna is not connected to the Building power, an employee of Tenant shall always be stationed with the Truck Antenna. If the Truck Antenna is connected to the Building power, then Tenant shall provide such security measures as are determined necessary by Landlord while such Truck Antenna is raised. Such security measures may require an employee of Tenant to be stationed with the Truck Antenna at all times when it is raised if Landlord and Tenant are unable to agree on other security measures. If at any time the Truck Antenna is not secured by a tarp or if an employee is not present when the Truck Antenna is raised or if Tenant does not meet such other security measures agreed to by Landlord and Tenant, then the same shall be an Event of Default under this Lease, except for the first time each calendar year that the Truck Antenna is not covered by the tarp or that an employee of Tenant is not present when the Truck Antenna is raised or that such other security measures are not met, no Event of Default shall have occurred if Tenant cures such failure within twenty-four (24) hours.

(d) If Tenant installs the Ground Antenna, Tenant shall, at Tenant’s sole cost and expense, provide such security as required by Landlord to prevent access to such Ground Antenna by anyone other than Tenant. In addition, Tenant shall, at its sole cost and expense, install such screening of the Ground Antenna as required by Landlord.

5.5.3 Landlord makes no representation and shall have no obligation with respect to the suitability of the portion of the roof approved by Landlord for the installation and use of the Roof Equipment or the portion of the property identified as the Exterior Equipment Area. All of the terms and conditions of this Lease shall be applicable to the Roof Equipment and the Exterior Equipment and Tenant shall pay all utility charges applicable to the Roof Equipment and Exterior Equipment, but the area of the roof containing the Roof Equipment and the Exterior Equipment Area shall not be considered part of the Premises for the purposes of calculating Base Rent, Tax Excess, Expense Excess, or any other charges payable under this Lease and determined on a per square foot basis.

5.5.4 Tenant agrees that: (i) it shall cooperate with the owners and users of other communications and satellite equipment installed in or on the Building and/or the roof of the Building; (ii) the installation and operation of the Roof Equipment and the Exterior Equipment shall not interfere with the operation or functioning of other communications or satellite equipment installed in or on the Building and/or the roof of the Building prior to the installation of the Roof Equipment or Exterior Equipment; (iii) Tenant shall not alter, redirect, or change the method of operation of the Roof Equipment or Exterior Equipment if such alteration, redirection, or change would interfere with the operation or functioning of other communications or satellite equipment in or on the Building at the time of such alteration, redirection, or change; and (iv) if any interference described in clauses (ii) or (iii) above occurs, Tenant shall eliminate the cause thereof at Tenant’s sole expense.

5.5.5 Tenant agrees to indemnify, defend and hold the Landlord Related Parties harmless against any and all claims, demands, liability, costs, and expenses of any and every kind, including, without limitation, reasonable attorneys’ fees, arising from or connected in any way with the installation, use, operation, or maintenance of the Roof Equipment or Exterior Equipment, including, without limitation, claims for interference. The Roof Equipment and Exterior Equipment shall be deemed a Required Removable for purposes of this Lease and on or prior to the Lease Expiration Date, Tenant shall remove the Roof Equipment and the Exterior Equipment and repair all damage caused by such removal, and restore the roof of the Building and the Exterior Equipment Area to the condition in which it existed immediately prior to the installation of the Roof Equipment or Exterior Equipment, as the case may be.

ARTICLE 6: SERVICES AND UTILITIES

6.1 Standard Tenant Services. Landlord shall maintain and operate the Building in a manner consistent with other Comparable Buildings, and shall keep the Building Structure and Building Systems in good order, condition and repair.

During the Lease Term, Landlord shall provide the following services:

6.1.1 Subject to limitations imposed by all applicable Laws, during Building Hours, Landlord shall provide heating and air conditioning in season (“HVAC”) to the Premises. Tenant, upon such advance notice as is reasonably required by Landlord, shall have the right to receive HVAC service during hours other than Building Hours. Tenant shall pay Landlord the standard charge for the additional service as reasonably determined by Landlord from time to time, which is currently $75 per hour. The standard charge for after hours HVAC shall be subject to reasonable increases from time to time, upon prior written notice to Tenant. If any lights, machines, equipment or methods of operation are used by Tenant in the Premises which materially affect the temperature otherwise maintained by the heating, ventilation and air-conditioning system of the Building or generate substantially more heat in the Premises than would be generated by lighting standard to the Building and normal tenant use, Landlord shall, after the expiration of any applicable notice and cure periods, have the right to require Tenant to install any supplemental air-conditioning units or other machinery and equipment which Landlord deems necessary to restore the temperature balance in any affected part of the Building. The reasonable cost thereof, including any additional cost of operations and maintenance occasioned thereby, shall be paid by Tenant to Landlord upon demand. Any such supplemental air-conditioning units or other machinery and equipment shall be maintained, repaired and replaced by Tenant, at its sole cost and expense (or, at Landlord’s option, by Landlord, at Tenant’s sole cost and expense).

6.1.2 Landlord shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes in the Common Areas within the Building.

6.1.3 On weekdays during the Lease Term (exclusive of Holidays), Landlord shall provide janitorial services to the Premises and window washing services in a manner consistent with Comparable Buildings.

6.1.4 Landlord shall provide nonexclusive, non-attended automatic passenger elevator service for all elevators in the Building during Building Hours.

6.1.5 If Tenant desires water in the Premises for any approved reason, including a private lavatory or kitchen, cold water shall be supplied, at Tenant’s sole cost and expense, from the Building water main through a line and fixtures installed at Tenant’s sole cost and expense with the prior reasonable consent of Landlord and in accordance with Article 8. If Tenant desires hot water in the Premises, Tenant, at its sole cost and expense and subject to the prior reasonable consent of Landlord, may install a hot water heater in the Premises in accordance with this Lease and all applicable Laws. Tenant shall be solely responsible for maintenance and repair of any such hot water heater.

6.1.6 Landlord shall provide such other services as Landlord reasonably determines are necessary or appropriate for the Property.

6.2 Requirements of Tenant. At all times during the Lease Term, Tenant shall cooperate with Landlord and abide by all rules and regulations that Landlord may reasonably prescribe for the proper functioning and protection of the Building HVAC, electrical, mechanical and plumbing systems.

6.3 Interruption of Use. Tenant agrees that the Landlord Related Parties shall not be liable to Tenant for damages or otherwise, for failure to furnish, interruption, termination or delay in furnishing any service (including telephone and telecommunication services) or utility, or for any diminution in the quality or quantity thereof, due to the application of Laws, the failure of any equipment, the performance of repairs, improvements or alterations, or caused by any dangerous condition, emergency, accident or casualty whatsoever, by act or default of any of the Tenant Related Parties or other parties, or by any other cause (collectively, a “Service Failure”); and such failures shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises, give rise to an abatement of Rent, or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury or damage to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6. Landlord may comply with voluntary controls or guidelines promulgated by any governmental entity relating to the use or conservation of energy, water, gas, light or electricity or the reduction of automobile or other emissions without creating any liability of Landlord to Tenant under this Lease. Notwithstanding the foregoing, if the Premises, or a material portion of the Premises, are made untenantable for a period in excess of three (3) consecutive business days as a result of a Service Failure that is caused by the negligence or intentional misconduct of Landlord, then Tenant, as its sole remedy, shall be entitled to receive an abatement of Base Rent, Tenant’s Share of the Expense Excess and Tax Excess payable hereunder during the period beginning on the 4th consecutive Business Day after the Service Failure and ending on the day the service has been restored. If the entire Premises have not been rendered untenantable by the Service Failure, the amount of abatement shall be equitably prorated.

ARTICLE 7: REPAIRS

7.1 Landlord’s Obligations. Landlord shall maintain, repair and replace as necessary (a) the Building Structure, (b) Common Areas, (c) Building Systems, and (d) exterior windows of the Building, and the cost of such maintenance and repair shall be included in Operating Expenses to the extent set forth in Section 4.2. Cleaning of Tenant’s carpet shall be performed by Landlord upon Tenant’s request and, at Landlord’s option, be paid for by Tenant either (a) by a separate charge payable by Tenant to Landlord with thirty (30) days after billing by Landlord as Additional Rent, or (b) by separate charge billed by Landlord’s carpet cleaner and payable directly by Tenant. Landlord shall undertake reasonable efforts to commence all maintenance, repairs and replacements pursuant to this Section 7.1 promptly once Landlord has actual knowledge of the need for such maintenance, repairs and replacements; provided, however, that in cases of Emergency, Landlord shall perform any maintenance, repairs and replacements as soon as reasonably practicable once it has actual knowledge of the need for such maintenance, repairs and replacements.

7.2 Tenant’s Obligations. Notwithstanding anything in this Lease to the contrary, Tenant shall be required to repair (or Landlord may elect to repair at Tenant’s expense) any damage to the Building Structure or the Building Systems or any part of the Building that Landlord is required to repair and maintain due to the acts and omissions, or breach of this Lease by any of the Tenant Related Parties, including Tenant’s use of the Premises for other than its Permitted Use. In addition, Tenant shall, at Tenant’s own expense, also maintain the Premises in good order, repair and condition at all times during the Lease Term, including without limitation, the following: (a) all Alterations, (b) all personal property of Tenant, (c) private showers and kitchens, including hot water heaters, plumbing and similar facilities serving the Premises exclusively, all supplemental HVAC equipment and systems, supplemental pre-action fire control systems, supplemental power systems and equipment and any other supplemental systems and equipment whether installed by or on behalf of Tenant or existing in the Premises at the time Tenant takes possession, if any, provided, however, that if any such supplemental system or equipment is integrated or tied into a building system that Landlord is required to maintain, then Landlord shall have the right, at its option, to maintain such system or equipment at Tenant’s cost and expense, in which case Tenant shall reimburse Landlord for any such cost within thirty (30) days after receipt of an invoice therefor, (d) floor coverings, interior partitions, doors, the interior side of demising walls, (e) electronic, phone and data cabling and related equipment installed by or for exclusive benefit of Tenant and located in the Premises or other portions of the Building, and (f) all portions of the Premises other than those that Landlord is required to maintain pursuant to Section 7.1. Tenant shall keep the work areas and other portions of the Premises neat, organized and presentable and otherwise in a condition appropriate for a first-class office building. All work shall be performed in accordance with the rules and procedures described in Section 8.2 below. Tenant hereby waives any and all rights to perform any of Landlord’s obligations to repair under this Lease and off-set the Rent as may be provided under applicable Laws.

ARTICLE 8: ALTERATIONS

8.1 Landlord’s Consent to Alterations. Except for any Minor Alterations, Tenant may not make any Alterations without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than twenty (20) days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord. It shall be deemed reasonable for Landlord to withhold its consent to any Alteration which materially or adversely affects the Building Structure, Building Systems or exterior appearance of the Building. Landlord’s approval of an Alteration (or plans and specifications therefor) shall not be a representation by Landlord that the Alteration complies with applicable Laws or will be structurally sound or adequate for Tenant’s use, and Tenant shall be responsible for ensuring the same. Landlord may designate reasonable rules, regulations, procedures and conditions of approval for any Alterations by Tenant, including without limitation a requirement that Tenant obtain payment and/or completion bonds and that Tenant obtain “builder’s risk” insurance for any Alterations. Tenant shall be required to use (at Tenant’s sole cost) Landlord’s mechanical, electrical and plumbing contractor(s) to perform all design services and review of all Alterations of Tenant which involve the Building Systems. Notwithstanding the preceding sentence to the contrary, Tenant shall have the right to make Minor Alterations, provided that (a) Tenant provides Landlord with no less than twenty (20) days prior written notice of such Minor Alterations, including the nature and estimated cost thereof, and Landlord shall be entitled to post a notice of non-responsibility; and (b) such Minor Alterations shall be completed and installed in compliance with all other provisions of this Article 8.

8.2 Manner of Construction. Prior to starting any work, Tenant shall furnish Landlord with plans and specifications reasonably acceptable to Landlord; names of contractors reasonably acceptable to Landlord (provided that Landlord may designate specific contractors with respect to Building Systems); copies of contracts; necessary permits and approvals; evidence of contractor’s and subcontractor’s insurance in amounts reasonably required by Landlord; and any security for performance that is reasonably required by Landlord. Changes to the plans and specifications must also be submitted to Landlord for its approval. Tenant shall utilize only competent contractors, subcontractors, materials, mechanics and materialmen reasonably approved by Landlord for the construction of any Alterations, which approval shall not be unreasonably withheld. Tenant shall construct such Alterations and perform such repairs (a) at Tenant’s sole cost; (b) in accordance with plans and specifications approved by Landlord, the terms of this Lease, all applicable Laws and Landlord’s construction rules and regulations; (c) without interference with the operation of Landlord or other occupants of the Building; and (d) in a good and workmanlike manner, using quality materials and pursuant to a valid building permit, issued by the City of Rolling Meadows. In the event Tenant performs any Alterations in the Premises which require or give rise to governmentally required changes to the Base Building, then Landlord shall, or, at Landlord’s option, Tenant shall, in either case at Tenant’s expense, make such changes to the Base Building and Tenant shall reimburse Landlord as Additional Rent, upon demand, for such expense. In the event Tenant must perform any Alterations in another tenant’s premises or in the event Tenant must perform any Alterations that require access to another tenant’s premises, then Landlord shall, or, at Landlord’s option, Tenant shall, in either case at Tenant’s expense, either perform such Alterations in such other tenant’s premises or access such other tenant’s premises, as necessary, to perform such Alterations and Tenant shall reimburse Landlord as Additional Rent, upon demand, for such expense. Tenant shall use good faith efforts to avoid any action which would cause any Labor Dispute. If any action or inaction on the part of any Tenant Related Party causes a Labor Dispute, Tenant shall take any actions necessary to resolve such Labor Dispute, including without limitation having any pickets removed and, at the request of Landlord, terminating any work being performed in the Premises giving rise to such Labor Dispute, until such time as Landlord shall have given its written consent for the resumption of such work (which consent shall not be unreasonably withheld), and Tenant shall have no Claim for damages of any nature against any of the Landlord Related Parties in connection therewith, nor shall the Lease Commencement Date be extended as a result thereof. In addition to Tenant’s obligations under Article 9 of this Lease, upon completion of any Alterations which affect the Building Systems or Building Structure, Tenant agrees to cause such notices as may be necessary to evidence completion of any work undertaken by Tenant to be recorded in the office of the Recorder of the Cook County of in accordance with the Laws of the State of Illinois, and Tenant shall deliver to the Property management office a reproducible copy of the “as built” drawings of the Alterations, all permits, approvals and other documents issued by any governmental agency in connection with the Alterations, Tenant’s affidavit, completion affidavits, contractor’s sworn statements, full and final waivers of lien and receipted bills covering all labor and materials and any other documentation required by any Mortgagee or Landlord’s title insurance company.

8.3 Payment for Alterations. Tenant shall comply with all applicable Laws relating to final lien releases and waivers in connection with Tenant’s payment for work to contractors. Whether or not Tenant orders any work directly from Landlord, Tenant shall reimburse Landlord as Additional Rent, upon demand, for Landlord’s costs and expenses incurred in connection with any Alterations. In addition, within thirty (30) days after receipt of an invoice from Landlord, Tenant shall pay Landlord a fee for Landlord’s oversight and coordination of any Alterations equal to three percent (3%) of the cost of the Alterations.

8.4 Landlord’s Property. All Alterations, fixtures, equipment and/or appurtenances other than Tenant’s Property which may be installed or placed in or about the Premises, from time to time, shall be deemed the property of Landlord and shall remain upon and be surrendered with the Premises in good order, condition and repair upon the expiration of this Lease, subject to Landlord’s right to require Tenant to remove the Required Removables as provided in Section 15.

8.5 Initial Alterations. Promptly following delivery of possession of the Premises to Tenant, Tenant shall commence and diligently pursue to completion the Initial Alterations pursuant to the terms of the Work Letter (attached hereto as Exhibit C) and this Article 8.

ARTICLE 9: COVENANT AGAINST LIENS

Tenant shall keep the Property, Premises and Tenant’s leasehold interest free from any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or on behalf of Tenant, or anyone claiming by, through or under Tenant, and shall protect, defend, indemnify and hold the Landlord Related Parties harmless from and against any Claims arising out of same or in connection therewith. Tenant shall give Landlord notice at least ten (10) days prior to the commencement of any such work on the Premises (or such additional time as may be necessary under applicable Laws or as required by another provision in this Lease) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Tenant shall remove any such lien or encumbrance by settling the claim or by bonding or insuring over the lien within fifteen (15) days after notice by Landlord, and if Tenant shall fail to do so, Landlord may, in addition to Landlord’s other rights and remedies hereunder, and without any additional notice to Tenant or opportunity for Tenant to cure, bond, insure over or discharge such lien or encumbrance, without being responsible for investigating the validity thereof, and Tenant shall repay Landlord such amounts as Additional Rent within fifteen (15) days after Landlord’s written demand, without limitation as to other remedies available to Landlord under this Lease. Notwithstanding the foregoing, provided Tenant provides a title indemnity or bond reasonably acceptable to Landlord and any mortgagee or other alternative security protecting Landlord and Mortgagee, then Tenant may diligently, in good faith contest such lien. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord’s title to the Property, Building or Premises to any liens or encumbrances whether claimed by operation of Law or express or implied contract.

ARTICLE 10: INSURANCE AND INDEMNIFICATION

10.1 Indemnification and Waiver.

10.1.1 Except to the extent caused by the gross negligence or willful misconduct of any of the Landlord Related Parties, Tenant shall indemnify, defend and hold the Landlord Related Parties harmless from and against all Claims (if and to the extent permitted by applicable Law), which may be imposed upon, incurred by or asserted against any of the Landlord Related Parties and arising out of or in connection with any damage or injury occurring in the Premises or any acts or omissions (including violations of applicable Laws) of any of the Tenant Related Parties or any breach of this Lease by Tenant or as a result of Tenant’s use of the Ground Antenna or the Truck Equipment as permitted pursuant to the terms of this Lease.

10.1.2 Except to the extent caused by the negligence or willful misconduct of any of the Tenant Related Parties, Landlord shall indemnify, defend and hold the Tenant Related Parties harmless from and against all Claims (if and to the extent permitted by applicable Law), which may be imposed upon, incurred by or asserted against any of the Tenant Related Parties and arising out of or in connection with the acts or omissions (including violations of applicable Law) of the Landlord Related Parties, provided that in each case such Claim results from the gross negligence of any of the Landlord Related Parties.

10.1.3 Except to the extent of any gross negligence or willful misconduct of any of the Landlord Related Parties, the Landlord Related Parties shall not be liable for, and Tenant waives, all claims for loss or damage to Tenant’s business or loss, theft or damage to Tenant’s property or the property of any person claiming by, through or under Tenant resulting from: (a) wind or weather; (b) the failure of any sprinkler, heating or air-conditioning equipment, any electric wiring or any gas, water or steam pipes; (c) the backing up of any sewer pipe or downspout; (d) the bursting, leaking or running of any tank, water closet, drain or other pipe; (e) water, snow or ice upon or coming through the roof, skylight, stairs, doorways, windows, walks or any other place upon or near the Building; (f) any act or omission of any party other than the Landlord Related Parties; and (g) any other causes other than the gross negligence or willful misconduct of any of the Landlord Related Parties. Tenant shall insure itself against such losses under Section 10.3.2 below. To the maximum extent permitted by applicable Laws, Tenant agrees to use and occupy the Premises, the Building and the Property at Tenant’s own risk.

10.2 Tenant’s Compliance With Landlord’s Fire and Casualty Insurance. None of the Tenant Related Parties shall do or fail to do anything which will (a) violate the terms of or increase the rate of, any of Landlord’s or any other tenant or occupant’s insurance policies; (b) prevent Landlord from obtaining such policies of insurance acceptable to Landlord or any Mortgagee; or (c) contravene the rules, regulations and recommendations of Landlord’s insurance companies, the Fire Insurance Rating Organization or any similar body having jurisdiction over the Premises or the National Board of Fire Underwriters or any similar body exercising similar functions in connection with the prevention of fire or the correction of hazardous conditions. In the event of the occurrence of any of the events set forth in this Section 10.2, Tenant shall pay Landlord upon demand, as Additional Rent, the cost of the amount of any increase in any such insurance premium.

10.3 Tenant’s Insurance. Tenant shall maintain the following coverages, at Tenant’s sole cost, in the following amounts:

10.3.1 Commercial General Liability Insurance covering the insured against claims of bodily injury, personal injury and property damage (including loss of use thereof) arising out of Tenant’s operations, and contractual liabilities (covering the performance by Tenant of its indemnity agreements) including a Broad Form endorsement covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 10.1 of this Lease. Such policy shall be written on an “occurrence” basis, shall contain Severability of Interest and Cross Liability clauses and limits of liability not less than:

Bodily Injury and	$2,000,000 each occurrence
Property Damage Liability	$2,000,000 annual aggregate
Personal Injury Liability	$2,000,000 each occurrence
$2,000,000 annual aggregate
0% Insured’s participation

10.3.2 Physical Damage Insurance covering Tenant’s personal property and all Alterations in and to the Premises, including flood and earthquake. Such insurance shall (a) be written on an “all risks” of physical loss or damage basis, for the full replacement cost value new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance, and (b) include coverage for damage or other loss caused by fire or other peril including, but not limited to, vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion, and providing business interruption coverage for a period of one (1) year, and (c) have a maximum deductible of Ten Thousand Dollars ($10,000.00).

10.3.3 Employer’s Liability coverage of at least One Million Dollars ($1,000,000) per occurrence and Worker’s Compensation Insurance or other similar insurance pursuant to all applicable Laws.

10.3.4 Whenever good business practice, in accordance with industry standards, indicates the need of additional insurance coverage or different types of insurance in connection with the Premises or Tenant’s use and occupancy thereof, Tenant shall, upon request, obtain such insurance at Tenant’s expense and provide Landlord with evidence thereof.

10.4 Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall (a) name the Landlord Related Parties and other designees of Landlord as additional insureds; (b) specifically cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant’s obligations under Section 10.1 of this Lease; (c) be issued by an insurance company having a rating of not less than A-IX in Best’s Insurance Guide and licensed to do business in the State of Illinois; (d) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; and (e) provide that said insurance shall not be canceled or coverage changed unless thirty (30) days’ prior written notice shall have been given to Landlord. Tenant shall deliver certificates evidencing such insurance to Landlord on or before the Lease Commencement Date and at least thirty (30) days before the expiration dates thereof. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificate, Landlord may, at its option, procure such policies for the account of Tenant, who shall reimburse Landlord for such insurance as Additional Rent upon written demand. Each policy of insurance provided by Tenant and the coverage evidenced thereby shall be primary, and Landlord’s insurance shall be noncontributing with such primary coverage.

10.5 Subrogation. Notwithstanding anything in this Lease to the contrary, Landlord and Tenant hereby waive and shall cause their respective insurance carriers to waive any and all Claims against the other and their respective Related Parties, for any loss or damage that may occur to Landlord or Tenant or any party claiming by, through or under Landlord or Tenant, as the case may be, with respect to Tenant’s Property, the Building, the Premises, any additions or improvements to the Building or Premises, or any contents thereof, including all Claims arising out of the gross negligence or negligence of any of the Landlord Related Parties or the negligence of any of the Tenant Related Parties, which loss or damage is insured against under a policy(ies) of property insurance the waiving party has in place or which would have been insured against under a property insurance policy, if the waiving party had carried the insurance it was required to maintain under this Lease.

ARTICLE 11: DAMAGE AND DESTRUCTION

11.1 Damage. Landlord shall have the right to terminate this Lease if: (a) the Building shall be damaged so that, in Landlord’s reasonable judgment, substantial alteration or reconstruction of the Building shall be required (whether or not the Premises has been damaged); (b) Landlord is not permitted by applicable Law to rebuild the Building in substantially the same form as existed before the fire or casualty; (c) the Premises have been materially damaged and there is less than two (2) years of the Lease Term remaining on the date of the casualty; (d) any Mortgagee requires that the insurance proceeds be applied to the payment of the Mortgage; or (e) a material uninsured loss to the Building occurs. Landlord shall also have the right to terminate this Lease under the circumstances set forth in Section 11.6. Landlord may exercise its right to terminate this Lease by notifying Tenant in writing within ninety (90) days after (i) the settlement of the loss resulting from the casualty between Landlord and Landlord’s insurers and (ii) the date Landlord determines the loss is uninsured. If Landlord does not terminate this Lease, (A) subject to Landlord’s ability to obtain the necessary permits, Landlord shall commence and proceed with reasonable diligence to repair and restore the Premises (excluding Alterations and Tenant’s Property); provided, however, in no event shall Landlord be required to spend more than the insurance proceeds received by Landlord which is allocable to the Premises, and (B) Tenant shall commence and proceed with reasonable diligence to repair and restore the Premises (including Alterations and Tenant’s Property) to a substantially similar condition as existed prior to the casualty, and otherwise in accordance with the terms and conditions of this Lease. All proceeds of insurance carried by Tenant covering the Alterations and Tenant’s Property shall belong to and be payable to Tenant. If this Lease is terminated by Landlord or Tenant pursuant to this Article 11 or pursuant to any other Section hereof, or if Tenant does not repair and refixture the Premises pursuant to this Section 11.1, the proceeds covering the Alterations shall belong to and be payable to Landlord, and any such proceeds received by Tenant shall be paid by Tenant to Landlord. None of the Landlord Related Parties shall be liable for any loss or damage to Tenant’s Property or to the business of Tenant resulting in any way from the fire or other casualty or from the repair and restoration of the damage.

11.2 Abatement of Rent; Tenant’s Remedies. In the event Landlord repairs or restores the Premises pursuant to the provisions of this Article 11, the Base Rent and Additional Rent payable hereunder for the period from the date of such damage and during which such repair or restoration continues until such time that Tenant is reasonably able to conduct business in the Premises shall be abated in proportion to the amount of square footage of the Premises rendered untenantable. If such damage is caused by Tenant or any Tenant Related Party, such abatement shall be limited to the amount of the proceeds of rental value insurance actually received by Landlord. Except for abatement of Base Rent and Additional Rent, if any, Tenant shall have no Claim against Landlord for any damage suffered by reason of any such damage, destruction, repair or restoration.

11.3 Waiver. Landlord and Tenant waive all Laws relating to the matters addressed in this Article, and agree that the rights and obligations of the parties in such event shall be solely governed by the terms of this Lease.

11.4 Notice of Damage. Tenant shall immediately notify Landlord after the occurrence thereof of any damage to all or any portion of the Premises. In no event shall Landlord have any obligation to repair or restore the Premises prior to receipt of said notice.

11.5 Replacement Cost. The reasonable determination by Landlord of the estimated cost of repair of any damage, or of the Replacement Cost shall be conclusive for purposes of this Article 11. For purposes of this Lease, the term “Replacement Cost” shall mean the amount of money necessary to be spent in order to repair or rebuild the damaged area to the condition that existed immediately prior to the damage occurring, excluding all Alterations made by Tenant or other tenants of the Building.

11.6 Tenant’s Right to Terminate. If all or any portion of the Premises shall be made untenantable by fire or other casualty, Landlord shall, with reasonable promptness, cause an architect or general contractor selected by Landlord to provide Landlord and Tenant with a written estimate of the amount of time required to substantially complete the repair and restoration of the Premises and make the Premises tenantable again, using standard working methods. If at any time during the Lease Term there is damage or destruction which Landlord’s contractor reasonably estimates cannot be repaired within two hundred ten (210) days from the date the repair is started, or is not in fact repaired within such time period, then Tenant may give written notice to Landlord within twenty (20) days of Tenant receiving such estimate (or within twenty [20] days following expiration of the two hundred ten [210] day period if such repairs are not completed) of Tenant’s intention to cancel and terminate this Lease, in which case this Lease shall be canceled and terminated as of the date of the occurrence of such damage. Tenant, however, shall not have the right to terminate this Lease if the fire or casualty was caused by the negligence or intentional misconduct of any of the Tenant Related Parties.

ARTICLE 12: HAZARDOUS MATERIALS

12.1 Hazardous Materials. Tenant shall (a) not, nor shall Tenant allow any person to, manufacture, use, store, handle, transport, dispose of, spill, leak, dump, emit or release any Hazardous Materials on, under, about or from the Premises or the Property, except that Tenant may use office supplies or products (such as copier fluids or cleaning supplies) customarily used in the conduct of general business office activities, if, and only if, (1) such Hazardous Materials are used only in such quantities as are reasonably necessary for the operation of Tenant’s business and in strict compliance with all applicable Environmental Laws, and (2) Tenant immediately gives Landlord written notice of all such use of Hazardous Materials, specifically describing the manner in which such Hazardous Materials are used, handled and stored, the availability of any non-hazardous or less hazardous alternatives, the type and quantity of hazardous waste generated as a result of such use, handling and storage and the method and location where such wastes are disposed of and discharged, (b) at its sole cost and expense comply (and be responsible for the compliance of all its employees, agents and contractors, or any other persons occupying, present on, or removing any Hazardous Materials from the Premises) with all applicable Environmental Laws, and (c) upon Tenant’s receipt of all reports, citations, notices and other writings regarding any Hazardous Materials on, under, about or migrating from the Premises or the Property (or if written by Tenant, upon its writing) immediately notify and provide a copy of same to Landlord.

With respect to all Hazardous Materials released, spilled, leaked, dumped and emitted on, under, about or migrating from the Premises or the Property (if introduced by any of the Tenant Related Parties), Tenant shall, at Tenant’s sole cost and expense, immediately: (i) notify Landlord of same, (ii) remove such Hazardous Materials from the Premises, the Property and all other property on, under or about which the Hazardous Materials have migrated (or Landlord may elect to cause such removal and Tenant shall reimburse Landlord the cost thereof as Additional Rent), (iii) dispose of such Hazardous Materials in compliance with all applicable Environmental Laws (or Landlord may elect to cause such removal and Tenant shall reimburse Landlord the cost thereof as Additional Rent), and (iv) remediate and repair all damages arising from such release, spill, leak, dumping and emission (or Landlord may elect to cause such removal and Tenant shall reimburse Landlord the cost thereof as Additional Rent). Such remediation and repair shall include, without limitation, Tenant’s modification of the HVAC system to (y) meet the requirements of The Clean Air Act, as amended (including all regulations promulgated thereunder), and all state and local air laws and regulations, and (z) reduce any odors and airborne irritants to Landlord’s satisfaction.

12.2 Indemnification. Tenant agrees to indemnify, defend, protect and hold harmless the Landlord Related Parties from any and all Claims arising directly or indirectly, in whole or in part, out of (a) any Hazardous Materials on, under, about or migrating from the Premises, (b) all activities conducted on or off the Premises, at any time, in connection with all Hazardous Materials, by Tenant or its employees, agents or contractors of Tenant or any third persons at any time occupying or present on the Premises, and (c) all breaches of any requirement under this Article 12.

12.3 Waiver. Tenant hereby waives any and all Claims Tenant may now or hereafter have based upon any inconvenience, interruption of Tenant’s business or any other loss or Claim which maybe suffered or incurred as a result of the presence of Hazardous Materials within the Premises or the removal or abatement of the same.

ARTICLE 13: CONDEMNATION

If the Premises or any portion thereof are taken under the power of eminent domain by any public or quasi-public authority, or sold under the threat of the exercise of said power (collectively, “condemnation”), either party may terminate this Lease as of the date the condemning authority takes title or possession, whichever first occurs (the “effective date of the condemnation”) by giving notice to the other party of such election within thirty (30) days after the effective date of such condemnation. Landlord shall also have the right to terminate this Lease if there is a condemnation of any portion of the Building or Property which would leave the remainder of the Building unsuitable for use as an office building in a manner comparable to the Building’s use prior to the condemnation. In order to exercise its right to terminate this Lease, Landlord must provide written notice of termination to Tenant within thirty (30) days after Landlord first receives notice of the condemnation. Any such termination shall be effective as of the effective date of the condemnation. If neither Landlord nor Tenant so elects to terminate this Lease, then this Lease shall remain in full force and effect as to the portion of the Premises remaining. In addition, Rent for any portion of the Premises condemned shall be abated during the unexpired Lease Term effective as of the effective date of the condemnation. Any award for the taking of all or any part of the Premises under the power of eminent domain or any payment made under threat of the exercise of such power shall be the sole property of Landlord, whether such award shall be made as compensation for diminution in value of the leasehold or for the taking of the fee, or as severance damages, any right to receive compensation or proceeds being expressly waived by Tenant. However, Tenant shall be entitled to file a separate claim for loss of or damage to Tenant’s Property, the unamortized book value or cost (whichever is less) of the Alterations made to the Premises by Tenant at Tenant’s sole cost and expense and relocation costs, provided the filing of such claim by Tenant does not adversely affect or diminish the award which would otherwise be received by Landlord. In the event that this Lease is not terminated by reason of such condemnation and as permitted by applicable Law, Landlord shall to the extent feasible restore the remaining portion of the Premises a complete unit, provided Landlord shall not be required to expend more on such restoration than an amount equal to the net proceeds of the condemnation award actually received and retained by Landlord which is allocable to the Premises. Tenant shall pay any amount in excess of such proceeds required to complete such repair.

Landlord and Tenant waive the provisions of any applicable Laws relating to termination of leases in the event of condemnation, and agree that the rights and obligations of the parties in such event shall be governed by the terms of this Lease.

ARTICLE 14: ASSIGNMENT AND SUBLETTING

14.1 Transfers. Tenant shall not, without the prior written consent of Landlord (except as provided in Section 14.8 below) Transfer this Lease or any interest hereunder, or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant. Except as provided below with respect to a Permitted Transfer, if Tenant is a corporation, limited liability company, partnership, or similar entity, a change in Control of such entity (including, but not limited to, a merger, consolidation or reorganization) shall constitute a Transfer. The foregoing shall not apply so long as Tenant is an entity whose outstanding stock is listed on a recognized security exchange. If Tenant desires Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (a) the proposed effective date of the Transfer, which shall not be less than twenty-one (21) days after the date of delivery of the Transfer Notice, (b) all of the terms of the proposed Transfer and the consideration for the Transfer, including calculation of the Transfer Premium, in connection with such Transfer, (c) the name and address of the proposed Transferee, and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transferor the agreements incidental or related to such Transfer, and (d) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, business credit and personal references and history of the proposed Transferee and any other information reasonably required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Premises. Any Transfer made without Landlord’s prior written consent, except for a Permitted Transfer, shall not be binding upon Landlord, shall confer no rights on any third person, and shall, at Landlord’s option, be null, void and of no effect, and constitute an Event of Default.

14.2 Landlord’s Consent. Landlord shall not unreasonably withhold or delay its consent to any proposed Transfer on the terms specified in the Transfer Notice and shall provide its consent, deny consent or exercise its right to terminate this Lease in writing no later than twenty-one (21) days following Tenant’s request which includes all of the information required to be provided by Tenant to Landlord hereunder. Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any applicable Law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply: (a) The Transferee is of a character or reputation or engaged in a business which is not suitable with the quality of the Building or the Property as reasonably determined by Landlord; (b) the Transferee intends to use the Premises for purposes which are not permitted under this Lease or would result in a violation of another tenant’s rights or of an agreement by which Landlord is bound; (c) the Transferee is either a governmental agency or instrumentality thereof; (d) an Event of Default has occurred; (e) the Transferee’s financial condition is at least equal to that of Tenant as of the date of this Lease but in any event not less than Ten Million Dollars ($10,000,000.00), (f) any portion of the Building or Premises would likely become subject to additional or different Laws as a consequence of the proposed Transfer; (g) Landlord is not able to obtain the consent of any third parties having approval rights, (h) Tenant is in occupancy of less than fifty percent (50%) of the Rentable Square Footage of the Premises, (i) the Transferee has delivered a letter of intent to Landlord or Landlord’s agent to lease space in the Building, or the Transferee and Landlord or Landlord’s agent have commenced negotiations to lease space in the Building, or (j) the Transferee occupies space in the Building.

Tenant shall not be entitled to receive monetary damages based upon a claim that Landlord unreasonably withheld its consent to a proposed Transfer and Tenant’s sole remedy shall be an action to enforce any such provision through specific performance or declaratory judgment. Tenant shall indemnify, defend and hold harmless the Landlord Related Parties from any and Claims involving any third party or parties (including, without limitation, Tenant’s proposed Transferee) who claim they were damaged by Landlord’s alleged wrongful withholding of Landlord’s consent.

14.3 Transfer Premium. In connection with any Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord as Additional Rent, fifty percent (50%) of any Transfer Premium received by Tenant from such Transferee. Tenant shall pay Landlord the Transfer Premium within thirty (30) days after Tenant’s receipt of the same. Landlord or its authorized representatives shall have the right at all reasonable times and upon thirty (30) days Notice to Tenant to audit the books and records of Tenant relating to any Transfer Premium, and make copies thereof to the extent necessary or desirable. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency and the reasonable costs of Landlord’s audit.

14.4 Recapture. With respect to any Transfer requiring Landlord’s consent, in lieu of consenting to any proposed Transfer, Landlord shall have the right, but not the obligation, to terminate this Lease and recapture the Premises upon thirty (30) days notice to Tenant unless, within five (5) business days after Landlord’s notice to Tenant exercising its option to cancel and terminate this Lease, Tenant notifies Landlord in writing that Tenant is withdrawing its request for Landlord’s consent to such Transfer, in which event such exercise by Landlord of such option to cancel shall be void and of no further force and effect.

14.5 Effect of Transfer. For each and every Transfer (a) the terms, covenants and conditions of this Lease shall in no way be deemed to have been waived or modified, (b) consent by Landlord to a Transfer shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (c) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer, (d) the Transferee shall operate in the business in the Premises only for the Permitted Use, and for no other purpose, and (e) in the case of an assignment, the Transferee shall assume Tenant’s obligations under this Lease in a written agreement satisfactory to Landlord (acting reasonably). No Transfer, whether with or without Landlord’s consent, shall relieve Tenant from any liability under this Lease.

14.6 Occurrence of Default. If an Event of Default occurs, Landlord is hereby authorized to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such Event of Default is cured. No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing. In no event shall Landlord’s enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord’s right to enforce any term of this Lease against Tenant or any other person.

14.7 Review Fees. Whether or not Landlord consents to any proposed Transfer, Tenant shall, upon demand reimburse Landlord, as Additional Rent, for all reasonable attorneys’ fees and administrative costs and expenses incurred by Landlord, not to exceed $5,000.00, in connection with any proposed Transfer so long as Tenant and its proposed transferee shall only make minimal comments to Landlord’s standard consent document.

14.8 Permitted Transfers. Tenant may assign its entire interest under this Lease or sublease all or any portion of the Premises to an entity controlling, controlled by or under common control with Tenant, Tenant’s parent or the Guarantor (an “Affiliate”) without the consent of Landlord, or to a successor to Tenant or a successor to Tenant’s parent, by purchase, merger, consolidation or reorganization without the consent of Landlord, provided that all of the following conditions are satisfied provided that all of the following conditions are satisfied (a “Permitted Transfer”): (a) an Event of Default has occurred prior to the date of the Transfer; (b) Tenant’s successor shall own all or substantially all of the assets of Tenant; (c) Tenant’s successor shall have a net worth which is at least equal to the greater of Tenant’s net worth at the date of this Lease or Tenant’s net worth as of the day prior to the proposed purchase, merger, consolidation or reorganization; (d) the Permitted Use does not allow the Premises to be used for retail purposes and such Transferee operates in the Premises for the same business that Tenant operated for in the Premises; and (e) Tenant shall give Landlord written notice at least twenty-one (21) days prior to the effective date of the proposed purchase, merger, consolidation or reorganization. Tenant’s notice to Landlord shall include information and documentation showing that each of the above conditions has been satisfied. If requested by Landlord, Tenant’s successor shall sign a commercially reasonable form of assumption agreement. Any Transferee to whom Tenant may assign this Lease or sublease all or any portion of the Premises without Landlord’s consent pursuant to this Section 14.8 shall be referred to herein as a “Permitted Transferee”.

ARTICLE 15: SURRENDER OF PREMISES

Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear excepted. At such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, Tenant’s Property and the Required Removables. Tenant shall repair at its own expense all damage to the Premises and Building to the extent resulting from such removal and restore the Premises to the same condition as existed prior to the installation of the same. If Tenant fails to complete such removal, repair and restoration within two (2) days after the termination of this Lease or of Tenant’s right to possession, Landlord, at Tenant’s sole cost and expense, shall be entitled (but not obligated) to complete such removal, repair and restoration. Landlord shall not be responsible for the value, preservation or safekeeping of the property so removed. Tenant shall pay Landlord, upon demand, as Additional Rent the expenses and storage charges incurred for such property. In addition, if Tenant fails to remove such property from the Premises or storage, as the case may be, within thirty (30) days after written notice, Landlord may deem all or any part of such property to be abandoned, and title to such property shall be deemed to be immediately vested in Landlord.

ARTICLE 16: HOLDING OVER

If Tenant holds over after the expiration of the Lease Term or earlier termination thereof, with or without the express or implied consent of Landlord, such tenancy shall be that of a tenancy at sufferance. No holdover by Tenant or payment by Tenant of Rent shall constitute a renewal hereof or an extension for any further term or prevent Landlord from immediate recovery of the Premises. Such tenancy at sufferance shall be subject to every term, covenant and condition contained herein, except that Tenant shall pay on the first day of each month, as holdover rent, (1) for the first thirty (30) days following the expiration of the Lease Term or earlier termination of this Lease, an amount (on a per-month basis without reduction for partial months during the holdover) equal to one hundred twenty-five percent (125%) of the Base Rent then payable for the last full month of the Lease Term and (2) from and after the thirty-first (31st) day following the expiration of the Lease Term or earlier termination of this Lease, an amount (on a per-month basis without reduction for partial months during the holdover) equal to one hundred fifty percent (150%) of the greater of (a) the Base Rent and Additional Rent payable for the last full month of the Lease Term, and (b) the fair market gross rental for the Premises as reasonably determined by Landlord. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at Law. If Tenant fails to surrender the Premises within thirty (30) days after the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold the Landlord Related Parties harmless from all Claims resulting from such failure, including, without limiting the generality of the foregoing, any Claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom. Notwithstanding the foregoing, if Landlord has notified Tenant that Landlord has a new tenant for the Premises, then the terms of the prior sentence shall apply as of the termination or expiration of this Lease and not thirty (30) days thereafter.

ARTICLE 17: ESTOPPEL CERTIFICATES

As often as may be requested by Landlord in writing, Tenant shall promptly and without cost to Landlord duly execute and deliver to Landlord or to any other person designated by Landlord a written instrument certifying: (a) that this Lease is unmodified and in full force and effect (or if there has been a modification, that the same is in full force and effect as modified, and stating the modification); (b) the dates, if any, to which the Rent, and other sums and payments due under this Lease have been paid; (c) whether Landlord has breached the performance of any covenants, terms and conditions on Landlord’s part to be performed under this Lease, and the nature of Landlord’s breach, if any; and (d) such other information as Landlord or any Mortgagee may reasonably request. Landlord may prepare said document for Tenant’s signature and send the same to Tenant for Tenant’s signature and in the event that Tenant does not execute and return the same to Landlord within ten (10) business days, Tenant shall be deemed to have certified all information contained therein. Any such certificate may be relied upon by any prospective Mortgagee or purchaser of all or any portion of the Property.

In connection with the sale of Tenant’s business or if requested by Tenant’s lender, but in any event not more than one (1) time per calendar year, Landlord shall within ten (10) business days and without cost to Tenant duly execute and deliver to Tenant or to any other person designated by Tenant a written instrument certifying: (a) that this Lease is unmodified (or if there has been a modification, stating the modification); and (b) such other factual information as Tenant or Tenant’s lender may reasonably request. Any such certificate may be relied upon by any prospective lender or purchaser of Tenant.

ARTICLE 18: SUBORDINATION

This Lease shall be subject and subordinate to all Mortgages, and to all advances made or hereafter to be made upon the security of such Mortgages, unless the Mortgagees require in writing that this Lease be superior thereto, in which case, the Lease and Tenant’s rights hereunder shall be superior and prior in right to the applicable Mortgage; provided, however, so long as an Event of Default does not exist, Tenant’s possession of the Premises shall not be disturbed as set forth in this Lease. Tenant’s acknowledgement and agreement of subordination provided for in this Article 18 is self-operative and no further instrument of subordination shall be required. Tenant shall, within ten (10) business days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such Mortgages. Tenant waives the provisions of any current or future Law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale. If requested by a successor-in-interest to all or a part of Landlord’s interest in this Lease, Tenant shall, without charge, attorn to the successor-in-interest. Landlord’s interest herein may be assigned as security at any time to any lienholder. If the Mortgagee or the purchaser (“Purchaser”) upon the foreclosure of any of the loan documents in favor of Mortgagee shall succeed to the interest of Landlord under this Lease, such Mortgagee or Purchaser shall have the same remedies, by entry, action or otherwise for the non performance of any agreement contained in this Lease, for the recovery of Rent or for any other Event of Default hereunder that Landlord had or would have had if any such Mortgagee or Purchaser had not succeeded to the interest of Landlord. Unless otherwise expressly agreed to the contrary, any such Mortgagee or Purchaser which succeeds to the interest of Landlord hereunder, shall not be (i) liable for any act or omission of any prior landlord (including Landlord) unless such act or omission is of a continuing nature; or (ii) subject to any offsets (except for those express rights granted to Tenant by the terms of the Lease) or defenses which Tenant might have against any prior landlord (including Landlord); or (iii) bound by any Rent (except for prepayments of the Tax Excess, the Expense Excess, Tenant’s Electricity Cost and any other utilities provided by Landlord) which Tenant might have paid for more than the current month to any prior landlord (including Landlord); (iv) bound by any amendment or modification of this Lease made without its consent; or (v) liable for the return of the Security Deposit unless the Security Deposit has been delivered to Mortgagee or Purchaser, as the case may be ; provided, however, Landlord agrees that Landlord shall transfer the Security Deposit or the portion thereof remaining (if any) to the Mortgagee or Purchaser at the time that such Mortgagee or Purchaser acquires the interest of Landlord.

Landlord agrees to use reasonable efforts to obtain from the existing Mortgagee on the Property, a Subordination, Non-Disturbance and Attornment Agreement (“SNDA”) in the form attached as Exhibit D hereto. “Reasonable efforts” of Landlord shall not include payment of money (over mailing expenses) or incurring liability.

ARTICLE 19: DEFAULTS; REMEDIES

19.1 Events of Default. The occurrence of any of the following shall constitute a default of this Lease by Tenant (each an “Event of Default”):

19.1.1 Tenant does not take possession of, or abandons all or any portion of the Premises.

19.1.2 The failure by Tenant to make any payment of Rent or any other payment required to be made by Tenant hereunder, as and when due, provided, however, that an Event of Default shall not occur if Tenant pays such Rent or other payment within five (5) days after the date it is due for the first two (2) times in any calendar year.

19.1.3 Except as otherwise provided in this Lease, the failure by Tenant to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by Tenant, other than described in Section 19.1.1 and 19.1.2 above, where such failure shall continue for a period of twenty-one (21) days after written notice thereof from Landlord to Tenant; provided, however, that if the nature of Tenant’s noncompliance is such that more than twenty-one (21) days are reasonably required for its cure, then an Event of Default shall not be deemed to have occurred if Tenant commenced such cure within said twenty-one (21) day period and thereafter diligently prosecutes such cure to completion. If Landlord provides Tenant with notice of Tenant’s failure to comply with any particular term, provision or covenant of this Lease on three (3) occasions during any twelve (12) month period, Tenant’s subsequent violation of such term, provision or covenant shall, at Landlord’s option, bean incurable Event of Default.

19.1.4 (a) The making by Tenant of any arrangement or assignment for the benefit of creditors; (b) Tenant becomes a “debtor” as defined in 11 U.S.C. § 101 or any successor statute thereto (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty [60] days); (c), the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) days; (d) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where such seizure is not discharged within thirty (30) days or the date of any sooner sale of any of such assets; (e) Tenant shall not pay its debts as they become due; (f) Tenant shall be insolvent; or (g) Tenant shall become subject to any proceeding in bankruptcy or insolvency.

19.1.5 The discovery by Landlord that any financial statement given to Landlord by Tenant, any assignee of Tenant, any subtenant of Tenant, or any successor in interest of Tenant, was materially false or misleading and Tenant was complicit or willful in providing the false or misleading statement.

19.2 Remedies. Upon the occurrence of an Event of Default, Landlord shall have the following rights and remedies, in addition to those allowed by Law or in equity, any one or more of which may be exercised:

19.2.1 Landlord may terminate this Lease or, without terminating this Lease, terminate Tenant’s right to possession of the Premises as of the date of such default, and thereafter (a) neither Tenant nor any person claiming under or through Tenant shall be entitled to possession of the Premises, and Tenant shall immediately surrender the Premises to Landlord; and (b) Landlord may re-enter the Premises and dispossess Tenant and any other occupants of the Premises by any lawful means and may remove their effects, without prejudice to any other remedy which Landlord may have. If Landlord elects to terminate this Lease instead of terminating only Tenant’s right to possession, Tenant shall pay to Landlord the Rent and all other sums payable up to the time of termination of this Lease and, in addition, Landlord shall have the right to recover against Tenant as damages for loss of the bargain, and not as a penalty, the excess (if any), as determined by Landlord, of (i) the then present value of the projected Rent and all other sums payable by Tenant hereunder (as determined by Landlord on the basis of reasonable estimates) that would have accrued for the balance of the Term of this Lease less (ii) the then present value of the fair market value of the Premises for the balance of such term taking into account among other things, the condition of the Premises, market conditions and the period of time the Premises may reasonably remain vacant before Landlord is able to re-lease the same to a suitable replacement tenant, and the Default Damages that Landlord may incur in order to enter into a replacement lease (“Benefit of the Bargain Damages”). Notwithstanding anything to the contrary contained in this Lease, if, subsequent to the termination of this Lease and the recovery of damages from Tenant pursuant to this Section 19.2.1, Landlord relets the Premises for an effective rent higher or lower than the effective rent assumed for purposes of calculating Benefit of the Bargain Damages pursuant to this Section 19.2.1, the Benefit of the Bargain Damages shall not be recalculated and Landlord shall be entitled to retain all of the proceeds of such reletting. For purposes of determining present value, Landlord and Tenant shall use a discount rate equal to the Prime Rate.

19.2.2 If Landlord elects to terminate Tenant’s right to possession under this Lease, but not to terminate this Lease, Landlord may, relet the Premises (or any part thereof) for the account of Tenant at such rentals and upon such terms and conditions as Landlord shall deem appropriate. If Landlord terminates Tenant’s right to possession under this Lease (but does not terminate this Lease), Tenant shall pay to Landlord the rent and all other sums payable up to the time of such termination of Tenant’s right to possession under this Lease, and thereafter, Tenant covenants to pay Landlord until the end of the Term of this Lease the equivalent of the amount of all the Rent and all other sums required to be paid by Tenant under this Lease less the net avails of such reletting, if any, during the same period, and the same shall be due and payable by Tenant to Landlord on the dates such Rent and other sums are due under this Lease. Tenant shall also be liable for, and shall pay to Landlord all the Default Damages. To the extent that Landlord receives rents from a reletting of the Premises, such rents shall be applied first to the payment of Default Damages and then to the fulfillment of Tenant’s covenants hereunder and, if the proceeds of such reletting exceed the Default Damages and the Rent and other sums due hereunder, all such excess proceeds shall belong to Landlord. No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord’s interests hereunder, or any other act or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant. Landlord shall not be responsible or liable for the failure to relet all or any part of the Premises or for the failure to collect. Notwithstanding anything to the contrary contained herein, Landlord agrees to make commercially reasonable efforts to mitigate its damages in the event of an Event of Default and Tenant’s right to possession of the Premises is terminated under this Section 19, provided, except to the extent required by applicable Laws, Landlord shall have no obligation to relet the Premises before Landlord leases other vacant space in the Building or relet the Premises to any potential tenant who Landlord could reasonably reject as a Transferee pursuant to Article 14 hereof.

19.3 Default by Landlord. Tenant shall give Landlord and the Mortgagee(s) of whom Tenant has been notified hold Mortgages on the Property, Building or Premises, notice and reasonable time to cure the alleged default prior to Tenant filing any suit or exercising any remedy available to Tenant for such alleged default.

19.4 Tenant’s Waiver of Rights. To the fullest extent permitted by applicable Laws, Tenant waives the right to a trial by jury and the right to file any counterclaims or cross-claims other than compulsory counter claims or cross-claims. Tenant waives all rights of redemption or relief from forfeiture under applicable Laws.

19.5 Cumulative Remedies. No right or remedy of Landlord shall be exclusive of any other right or remedy. Each right and remedy shall be cumulative and in addition to any other right and remedy now or subsequently available to Landlord at Law or in equity.

ARTICLE 20: COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord, subject to all Superior Agreements, to which this Lease may be subject or subordinate from time to time. The foregoing covenant is in lieu of any other covenant express or implied.

ARTICLE 21: SECURITY DEPOSIT

The Security Deposit shall be delivered to Landlord upon the execution of this Lease by Tenant and shall be held by Landlord without liability for interest (unless required by applicable Law) as security for the performance of Tenant’s obligations. The Security Deposit is not an advance payment of Rent or a measure of Tenant’s liability for damages. Landlord may, from time to time, without prejudice to any other remedy, use all or a portion of the Security Deposit to satisfy past due Rent or to cure any Event of Default. After each application from the Security Deposit, Tenant shall on demand restore the Security Deposit to its original amount. Landlord shall return any unapplied portion of the Security Deposit to Tenant within forty-five (45) days after the latest to occur of: (a) the prompt determination of Tenant’s Share of any Tax Excess and Tenant’s Share of any Expense Excess for the final year of the Lease Term; (b) the date Tenant surrenders possession of the Premises to Landlord in accordance with this Lease; or (c) the Lease Expiration Date. The covenants in this Section 21 are personal covenants between Landlord and Tenant and not covenants running with the land. In no event will any Mortgagee or any purchaser at a foreclosure sale or sale in lieu of foreclosure be liable to Tenant for the return of the Security Deposit. If Landlord transfers its interest in the Premises, Landlord may assign the Security Deposit to the transferee and, following the assignment, Landlord shall have no further liability for the return of the Security Deposit and Tenant shall look solely to be new landlord for the return of the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from its other accounts. Subject to the remaining terms of this Article 21, and provided Tenant has timely paid all Rent due under this Lease during the first twenty-four (24) full months of the Lease Term, then as of the first day of the twenty-fifth (25th) full month of the Lease Term (the “Reduction Date”), Tenant shall have the right to reduce the amount of the Security Deposit so that the new Security Deposit shall equal Sixty Thousand

Five Hundred Fifty-Eight and 96/100 Dollars ($60,558.96). Notwithstanding anything to the contrary contained herein, if an Event of Default has occurred at any time prior to the Reduction Date, then Tenant shall have no right to reduce the amount of the Security Deposit as described herein.

If Tenant is entitled to a reduction in the Security Deposit, Tenant shall provide Landlord with written notice requesting that the Security Deposit be reduced as provided above (the “Reduction Notice”). If Tenant provides Landlord with a Reduction Notice, and Tenant is entitled to reduce the Security Deposit as provided herein, Landlord shall refund the applicable portion of the Security Deposit to Tenant within 45 days after the later to occur of (a) Landlord’s receipt of the Reduction Notice, or (b) the Reduction Date.

ARTICLE 22: SIGNS

22.1 Signs Generally. No signs, advertisements or notices shall be painted or affixed to windows, doors or other parts of the Building, except those of such color, size, style and in such places as are first approved in writing by Landlord. No decorations, posters, banners, decorative lights or other items shall be placed in or affixed to or painted on the windows or adjacent to the windows in a location visible from the exterior of the Premises. If used in the Building by Landlord, all tenant identification and suite numbers at the entrance to the Premises and directory signage in the Building shall be installed by Landlord, at its cost and expense, using the standard graphics for the Building. If Landlord approves any signs to be installed by Tenant, such signs (a) shall comply with the requirements of the covenants, conditions and restrictions of record (including the P.U.D. affecting the Property) and the requirements of the City of Rolling Meadows, Illinois, and any other governmental authority with jurisdiction, and (b) shall be removed by Tenant, any damage to the Premises caused by such removal repaired and the Premises restored, at the sole cost and expense of Tenant, upon the expiration or sooner termination of the Lease Term.

22.2 Entrance Monument Sign. Subject to all applicable Laws, and the receipt of all required approvals from all applicable governmental authorities (including any approvals required in connection with the P.U.D. affecting the Property) and all third parties having approval rights, and provided Cambium Networks is the Tenant hereunder and occupies at least eighty percent (80%) of the Premises (the “Signage Occupancy Requirement”), Landlord shall place Tenant’s name (using Building standard colors, design and materials at Landlord’s sole discretion) on the existing northeast Building entrance sign (the “Entrance Monument Sign”). Tenant’s use of the Entrance Monument Sign shall be on a non-exclusive basis with other tenants and occupants of the Building for the entire Term and Landlord may grant other tenants or occupants of the Building rights to use the Entrance Monument Sign. Notwithstanding the foregoing, if the Signage Occupancy Requirement is not met at any time, Landlord may, at Tenant’s sole cost and expense, remove Tenant’s name from the Entrance Monument Sign, and repair any damage caused by such removal and restore the same to the condition that existed prior to the placement of Tenant’s name on such Entrance Monument Sign.

22.3 Tenant’s Sign Panel. As long as the Signage Occupancy Requirement is met, Tenant shall have the right to have identification signage on a panel of the existing Building monument sign (“Tenant’s Sign Panel”) located on Golf Road. If Tenant elects to place Tenant’s Sign Panel on the existing Building monument sign, Tenant shall, within twelve (12) months of full execution of this Lease by both Landlord and Tenant, deliver to Landlord a written notice indicating Tenant’s desire to place Tenant’s Sign Panel on the Building monument sign. If Tenant fails to deliver such notice within said twelve (12) month period, Tenant shall be deemed to have waived its right to place Tenant’s Sign Panel on the Building monument sign. The design, color and size of Tenant’s Sign Panel shall comply with Landlord’s criteria for the Building monument sign and shall otherwise be subject to Landlord’s prior written approval. Landlord shall, at its sole cost and expense, install Tenant’s Sign Panel using Landlord’s sign contractor. On or before the earlier to occur of the Lease Expiration Date or the date Tenant’s right to place a panel on the Building monument sign terminates as a result of Tenant’s failure to meet the Signage Occupancy Requirement, Landlord shall, at Tenant’s sole cost and expense, remove Tenant’s Sign Panel from the

Building monument sign, repair any damage to the Building monument sign caused by such removal and restore the same to the condition that existed prior to Tenant’s installation of Tenant’s Sign Panel. Landlord, at its sole cost and expense, reserves the right to relocate to a location of similar prominence, from time to time, the Building monument sign. Notwithstanding anything to the contrary contained herein, in the event that the Signage Occupancy Requirement is not met, then Tenant shall have no further right under this Section 22.3 to have a panel on the Building monument sign.

ARTICLE 23: COMPLIANCE WITH LAW

Tenant shall not do anything or suffer anything to be done in or about the Premises or the Property which will in any way conflict with any applicable Law. At its sole cost and expense, Tenant shall promptly comply with all applicable Laws (including, without limitation, the Americans with Disabilities Act or the Illinois Accessibility Standards as revised on April 24, 1997 [the “ADA”]) affecting the Premises or any part thereof or the use thereof. Notwithstanding the foregoing, except as provided below, Tenant shall have no obligation to comply with any such applicable Laws to the extent the same require Structural Work to the Premises, all of which required Structural Work shall be the obligation of Landlord (except that the foregoing does not in any way relieve Tenant from any responsibility to pay Tenant’s Share of the Expense Excess as provided in this Lease), except to the extent that such Structural Work is (a) caused by an act or omission of Tenant, or Tenant’s agents, employees or contractors, (b) required as a result of Tenant’s specific use of the Premises or the particular configuration of the Alterations within the Premises, (c) necessitated by or to any Alteration to the Premises performed by or at the direction of Tenant, or (d) required of Tenant in its capacity as an employer, in any of which cases such Structural Work shall be performed by Landlord (or, at Landlord’s option, by Tenant) at Tenant’s sole cost and expense. Notwithstanding the foregoing, Landlord shall have the right to contest any determination that Landlord has violated any Laws or that the Building violates any Laws.

ARTICLE 24: LATE CHARGES

If Tenant shall fail to make any payment of any installment of Rent or any other sum when due, then Tenant shall pay to Landlord a late charge equal to four percent (4%) of the overdue amount. The late charge shall be deemed Additional Rent and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. No late charge or Interest under this Article 24 or Article 25 shall preclude Landlord from exercising any of its rights and remedies available hereunder, or at Law or in equity after any default by Tenant.

ARTICLE 25: LANDLORD’S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT

25.1 Landlord’s Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense. Notwithstanding anything to the contrary contained herein, if Tenant shall fail to perform any obligation under this Lease in a manner satisfactory to Landlord (including Tenant’s obligation to perform repairs or replacements in the Premises), and such failure shall continue for more than twenty-one (21) days after notice from Landlord (provided no notice or cure period shall be required in the event of an Emergency) or in excess of any shorter time period specified in this Lease (if any), Landlord may, but shall not be obligated, to perform such obligations on behalf and at the expense of Tenant without waiving its rights based upon any Event of Default of Tenant and without releasing Tenant from any obligations hereunder.

25.2 Tenant’s Reimbursement. If (a) Tenant fails to make any payment under this Lease when due and Tenant does not cure such failure within five (5) days after receipt of notice from Landlord, (b) following an Event of Default, Landlord performs or causes the performance of any obligation of Tenant under this Lease that Tenant has failed to perform, or (c) Landlord incurs any costs or expenses as a result of an Event of Default, then Tenant shall pay as Additional Rent, upon demand, the amount due under (a), or the amount of such costs and expenses incurred under (b) or (c) above, plus Interest from the date such payment was due or from the date Landlord incurs such costs or expenses plus Landlord’s reasonable administrative costs in connection therewith.

ARTICLE 26: ENTRY BY LANDLORD

Landlord, its agents, employees and contractors reserve the right during normal business hours, upon reasonable prior notice to Tenant, which notice may be given orally (except in the case of an Emergency, in which case no prior notice shall be required) to enter the Premises to (a) inspect them; (b) show the Premises to current or prospective purchasers, Mortgagees, insurers, ground lessors or, during the last twelve (12) months of the Lease Term, tenants; (c) post notices of nonresponsibility; or (d) improve, alter, clean, maintain or repair the Premises. Notwithstanding anything to the contrary contained in this Article 26, Landlord, its agents, employees and contractors, may enter the Premises at any time without prior notice to Tenant to (i) perform services required of Landlord, including, without limitation, janitorial service; (ii) access common areas or other areas that serve one or more tenants (other than Tenant) (including, without limitation, any electrical; data or cabling closet [“IDF Closer]) and Tenant shall not block or obstruct access to any such common areas or facilities or equipment (without limiting the foregoing, Tenant shall not block or obstruct access to the fire shutters or IDF Closet located in the Premises); (iii) to improve, alter, clean, maintain or repair the Building, or to make structural and non-structural installations (including, without limitation, installations of cable and wiring), alterations, repairs, replacements, maintenance, inspections or improvements to the Building or the Building Systems and equipment (including, without limitation, to serve or improve other tenants’ premises); and (iv) take possession due to any breach of this Lease in the manner provided herein. Notwithstanding anything to the contrary contained herein, Tenant shall also permit other tenants and such tenant’s agents, employees and contractors to enter the Premises for the purposes set forth in clauses (ii) and (iii) above. Landlord may take such reasonable steps as required to accomplish the stated purposes. If reasonably necessary for the protection and safety of Tenant and its employees, Landlord shall have the right to temporarily close all or a portion of the Premises to perform repairs, alterations and additions. However, except in an Emergency, Landlord will not close the Premises if the work can reasonably be completed on weekends and after Building Hours. In connection with any entry into the Premises, Landlord agrees to use reasonable efforts to minimize interference with Tenant’s operations in the Premises caused by such entry and to minimize the duration of any such interference. Tenant hereby waives any Claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned by any entry into the Premises pursuant to this Article 26. Landlord shall at all times have a key with which to unlock all the doors in the Premises. In an Emergency, Landlord and its agents, employees and contractors shall have the right to use any means that Landlord may deem reasonable to enter the Premises. Any entry into the Premises by any party that is permitted to so enter pursuant to this Article 26 and work performed by any such party hereunder is hereby consented to by Tenant and shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises or entitle Tenant to an abatement of Rent. Notwithstanding the foregoing to the contrary, if Landlord requires Tenant to close the Premises during Building Hours pursuant to this Article 26 for a period of more than seventy-two (72) hours, Tenant shall be entitled to an abatement of Rent, commencing after the expiration of such seventy-two (72) hour period and continuing thereafter during the rest of the period that the Premises are so required to be closed.

ARTICLE 27: SECURITY

Landlord shall have no obligation to provide any safety or security devices, services or programs for Tenant or the Property and shall have no liability for failure to provide the same or for inadequacy of any measures provided. However, Landlord may institute or continue such safety or security devices, measures, services and programs as Landlord in its sole discretion deems necessary. The costs and expenses of instituting and maintaining such devices, services and programs shall be borne by Tenant as a part of Operating Expenses, or as a separate, additional charge to Tenant based on Tenant’s Share or such other reasonable factors as Landlord shall determine. The parties acknowledge that safety and security devices, services and programs provided by Landlord, if any, while intended to deter crime and enhance safety, may not in given instances prevent theft or other injurious acts or ensure safety of parties or property. The risk that any safety or security device, service or program may not be effective, or may malfunction, or be circumvented, is assumed by Tenant with respect to Tenant’s property and interests, and Tenant shall obtain insurance coverage to the extent Tenant desires protection against such acts and other losses, beyond that described in Article 10. Tenant shall obtain any and all safety and security devices or programs Tenant shall reasonably require for the protection of the Premises, the Tenant Related Parties and the goods and personal property of Tenant. Tenant shall comply, and shall cause its agents, employees, contractors and invitees to comply, with any safety or security devices, measures, services or programs developed by Landlord or required by Law.

ARTICLE 28: MISCELLANEOUS PROVISIONS

28.1 Terms; Captions. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

28.2 Binding Effect. Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any Transfer by Tenant contrary to the provisions of Article 14 of this Lease.

28.3 Excepted Rights.

28.3.1 No Rights. This Lease does not grant any rights to light or air over or about the Building. Landlord excepts and reserves exclusively to itself the use of: (a) roofs, (b) telephone, electrical and janitorial closets that are used by Landlord in connection with the provision of Building services, (c) equipment rooms, Building risers or similar areas that are used by Landlord for the provision of Building services, (d) rights to the land and improvements below the floor of the Premises, (e) the improvements and air rights above the Premises, (f) the improvements and air rights outside the demising walls of the Premises and above the finished ceilings of the Premises, and (g) the areas within the Premises used for the installation of utility lines and other installations serving occupants of the Building or the Building in general.

28.3.2 Property or Building Name and Signage. Landlord shall have the right at any time to change the name of the Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Building as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not use the name of the Building or use pictures or illustrations of the Property or Building in advertising or other publicity or for any purpose other than .as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord

28.3.3 Subdivision. Subject to the requirements of Article 28.3, Landlord reserves the right to further subdivide all or a portion of the Property as Landlord deems appropriate.

28.3.4 Other Improvements. If portions of the Property or property adjacent to the Property (collectively, the “Other Improvements”) are owned by an entity other than Landlord, Landlord, at its option, may enter into an agreement with the owner or owners of any or all of the Other Improvements to provide (a) for reciprocal rights of access and/or use of the Property and the Other Improvements, (b) for the common management, operation, maintenance, improvement and/or repair of all or any portion of the Property and the Other Improvements, (c) for the allocation of a portion of shared operating expenses and tax expenses for the Property, and (d) for the use or improvement of the Other Improvements and/or the Property in connection with the improvement, construction, and/or excavation of the Other Improvements and/or the Property. Nothing contained herein shall be deemed or construed to limit or otherwise affect Landlord’s right to convey all or any portion of the Property or any other of Landlord’s rights described in this Lease.

Tenant acknowledges that portions of the Property and/or the Other improvements may be under construction following Tenant’s occupancy of the Premises, and that such construction may result in noise, dust, obstruction of access, etc. Tenant hereby waives any and all rent offsets or claims of constructive eviction which may arise in connection with such construction so long as Tenant’s business is not materially and adversely impacted and Tenant can operate its business. Such construction by Landlord shall not materially obstruct access to the Premises or the Property.

Landlord reserves the right to close, make alterations or additions to, remove, relocate, reduce, demolish or change the Building, the Property and the Common Areas, or any element thereof, including, without limitation, the right to (a) make changes in the location, size, shape and number of driveways, entrances, parking spaces, parking areas, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas and walkways; (b) to close any of the Common Areas for maintenance and repair purposes so long as reasonable access to the Premises remains available; (c) to add additional improvements to the Common Areas, the Building or the Property, or any part thereof; (d) to use the Common Areas while engaged in making additional improvements, repairs or alterations to the Property, or any portion thereof; (e) to do and perform such other acts and make such other changes, alterations and additions in, to or with respect to the Property, Building and Common Areas as Landlord may deem to be appropriate; and (f) to remove and/or eliminate areas from use as Common Areas and to discontinue services provided for or in the Common Areas; provided, however, that the foregoing shall not materially obstruct access to the Premises. Unless otherwise provided in this Lease, any changes of the type referred to in the preceding sentence may be made by Landlord without notice to Tenant so long as they do not materially obstruct access to the Premises, Tenant’s business is not materially and adversely impacted, and Tenant can operate its business.

28.4 Transfer of Landlord’s Interest. Tenant acknowledges that Landlord has the right to transfer and assign all or any portion of its rights, obligations and interest in the Premises, the Property or Building and in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease not accrued on or prior to the date of the transfer, and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder for events occurring after the date of transfer and to attorn to such transferee.

28.5 Prohibition Against Recording. Neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant, without Landlord’s written consent thereto.

28.6 Landlord’s Title. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

28.7 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

28.8 Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease.

28.9 Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by applicable Law.

28.10 LANDLORD EXCULPATION. THE LIABILITY OF THE LANDLORD RELATED PARTIES (AND ANY SUCCESSOR LANDLORD) TO TENANT FOR ANY DEFAULT BY LANDLORD UNDER THIS LEASE SHALL BE LIMITED SOLELY AND EXCLUSIVELY TO THE INTEREST OF LANDLORD IN THE PROPERTY. TENANT SHALL LOOK SOLELY TO LANDLORD’S INTEREST IN THE PROPERTY FOR RECOVERY OF ANY JUDGMENT OR AWARD AGAINST LANDLORD. NONE OF THE LANDLORD RELATED PARTIES SHALL HAVE ANY PERSONAL LIABILITY HEREUNDER, AND TENANT HEREBY EXPRESSLY WAIVES AND RELEASES SUCH PERSONAL LIABILITY ON BEHALF OF ITSELF AND ALL PERSONS CLAIMING BY, THROUGH OR UNDER TENANT. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NONE OF THE LANDLORD RELATED PARTIES SHALL BE LIABLE UNDER ANY CIRCUMSTANCES FOR INJURY OR DAMAGE TO, OR INTERFERENCE WITH, TENANT’S BUSINESS, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, LOSS OF RENTS OR OTHER REVENUES, LOSS OF BUSINESS OPPORTUNITY, LOSS OF GOODWILL OR LOSS OF USE, IN EACH CASE, HOWEVER OCCURRING.

28.11 Right to Lease. Subject to the terms of this Lease, including but not limited to Section 5.4, Landlord reserves the absolute right to effect such other tenancies in the Property and to grant to anyone the exclusive right to conduct any business or render any service in or to the Property and its tenants as Landlord, in the exercise of its sole business judgment, shall determine to best promote the interests of the Building or Property. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Property.

28.12 Force Majeure. Any prevention or delay in the performance of any obligation under this Lease (other than any obligation for payment of money or the exercise of an option) due to Force Majeure shall excuse the performance of such party for a period equal to any such prevention or delay and the period of such prevention or delay shall be deemed added to the time herein provided for performance. Landlord and Tenant acknowledge and agree that a Force Majeure event shall not extend the time period for the performance of an obligation for payment of money or extend the time period for the exercise of an option.

28.13 Notices. All Notices given or required to be given by either party to the other hereunder or by applicable Law shall be in writing, shall be (a) sent by United States certified or registered mail, postage prepaid, return receipt requested (“Mail”), or (b) delivered by a nationally recognized overnight courier. Any Notice from Landlord may be given by Landlord, Landlord’s managing agent for the Property or Landlord’s attorneys. Any Notice shall delivered to the parties at the addresses set forth below, or to such other place as either party may from time to time designate in a Notice to the other, or to such other places as either party may from time to time designate in a Notice to the other. Any Notice will be deemed given (i) three (3) days after the date it is posted if sent by Mail, or (ii) the date the overnight courier delivery is made. If, upon Landlord’s request, or Tenant is required under any separate written agreement between Tenant and a Mortgagee to notify such party of any default by Landlord under this Lease, then Tenant shall give to such Mortgagee written notice of any default by Landlord under this Lease by registered or certified mail. As of the date of this Lease, any Notices to Landlord and Tenant must be delivered to the addresses indicated in Paragraph 12 of the Summary of Basic Lease Information.

28.14 Joint and Several Tenant. If there is more than one (1) Tenant, or if Tenant is comprised of more than one (1) party or entity, the obligations imposed upon Tenant under this Lease shall be joint and several obligations of all parties or entities. Notices, payments and agreements given or made by or with one (1) person or entity shall be deemed to have been given or made by, with and to all of them.

28.15 Authority. Each individual executing this Lease hereby represents and warrants that Landlord or Tenant, as applicable, is a duly formed and existing entity qualified to do business in the State of Illinois and has full right and authority to execute and deliver this Lease, that each person signing on behalf of Landlord or Tenant, as applicable, is authorized to do so.

28.16 Attorneys’ Fees. In the event that either Landlord or Tenant should bring suit for the breach of or to enforce any provision of this Lease, or if either party intervenes in any suit in which the other is a party to enforce or protect its interest or rights, then all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party therein shall be paid by the non-prevailing party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action.

28.17 Governing Law. This Lease shall be construed and enforced in accordance with the Laws of the State of Illinois. Except as otherwise provided herein, all disputes arising hereunder, and all legal actions and proceedings related thereto, shall be solely and exclusively initiated and maintained in the court with the appropriate jurisdiction located in Cook County, Illinois.

28.18 Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

28.19 Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with this Lease, excepting only the real estate brokers or agents specified in Section 10 of the Summary (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Landlord agrees to pay a brokerage commission to Tenant’s Broker in accordance with a separate written commission agreement between Landlord and Tenant’s Broker. Any brokerage commission paid by Landlord to the Tenant’s Broker and by Landlord to the Landlord’s Broker is referred to herein as the “Commission”. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all Claims with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party.

28.20 Independent Covenants. Tenant’s covenant to pay Rent is independent of every other covenant of this Lease and Tenant hereby expressly waives the benefit of any statute to the contrary.

28.21 Counterparts. This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document, provided that all parties are furnished a copy thereof reflecting the signature of all parties. Both counterparts shall be construed together and shall constitute a single lease.

28.22 Confidentiality. It is agreed and understood that Tenant may acknowledge only the existence of this Lease by and between Landlord and Tenant, and that Tenant may not disclose any of the terms and provisions contained in this Lease to any tenant or other occupant in the Building or to any agent, employee, subtenant or assignee of such tenant or occupant. Tenant acknowledges that any breach by Tenant of the agreements set forth in this Section 28.22 shall cause Landlord irreparable harm.

28.23 Transportation Management. Tenant shall comply with all present or future programs required by applicable Law (provided Landlord provides Tenant with sufficient prior notice of such program’s requirements) which are intended to manage parking, transportation or traffic in and around the Property, and in connection therewith, Tenant shall take responsible action for the transportation, planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.

28.24 No Violation. Tenant hereby warrants and represents to Landlord that neither its execution of nor performance under this Lease shall cause Tenant to be in violation of any agreement, instrument, contract, law, rule or regulation by which it is bound, and Tenant shall protect, defend, indemnify and hold Landlord harmless against any Claims arising from its breach of this warranty and representation.

28.25 Non-Waiver. No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed thereby. The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained.

28.26 Headcount. Tenant shall cooperate with Landlord in promptly providing to Landlord, upon Landlord’s written request, a headcount of Tenant’s personnel from time to time using the Premises.

28.27 Financial Information. Tenant, within fifteen (15) days after request but not more than two (2) times in any calendar year, shall provide Landlord with a current financial statement and such other information certified by Tenant as Landlord may reasonably request in order to determine Tenant’s ability to fulfill its obligations under this Lease.

28.28 Survival. The expiration of the Lease Term, whether by lapse of time or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or early termination of this Lease (including, without limitation, each and every obligation to pay Rent and each and every obligation with respect to Hazardous Materials). Without limiting the scope of the prior sentence, it is agreed that Tenant’s obligations under Sections 3, 4, 8, 10.1, 12, 15, 16, 19.2, 25.2 and 28.22 shall survive the expiration or early termination of this Lease.

28.29 Relocation. Landlord shall not have the right to relocate Tenant from the initial Premises located on the first (Suite 155) and third floors (Suite 360) of the Building or from any contiguous expansion space located on the first and third floors of the Building during the Initial Term or any subsequent Renewal Terms. Notwithstanding the foregoing, with regard to any non-contiguous expansion space in the Building, Landlord, at its expense, at any time before or during the Lease Term, may relocate Tenant from the Premises to reasonably comparable space (“Relocation Space”) within the Building or adjacent buildings within the same Property upon ninety (90) days’ prior written notice to Tenant. From and after the date of the relocation, “Premises” shall refer to the Relocation Space into which Tenant has been moved and the Base Rent and Tenant’s Share shall be adjusted based on the rentable square footage of the Relocation Space. Landlord shall pay Tenant’s actual, reasonable costs for moving Tenant’s Property and printing and distributing notices to Tenant’s customers of Tenant’s change of address and one month’s supply of stationery showing the new address.

28.30 OFAC Certification.

28.30.1 Representation and Warranty. Tenant represents and warrants that:

(a) It is not, and shall not become, a person or entity with whom Landlord is restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, without limitation, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, as amended [“Executive Order 13224”]), or other governmental action and is not, and shall not, engage in any dealings or transactions or otherwise be associated with such persons or entities; and

(b) It is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation with whom Landlord is restricted from doing business under the regulations of OFAC (including, but not limited to, Executive Order 13224) or other governmental action and is not and shall not engage in any dealings or transactions, employ or otherwise be associated, with such person, group, entity or nation.

28.30.2 Default. Tenant shall indemnify, defend and hold harmless the Landlord Related Parties from and against any and all Claims arising from or related to any breach of the foregoing certification. Any breach of the representation and/or warranty contained in this Section 28.30 shall constitute a non-curable default and is grounds for immediate termination of this Lease by Landlord. Any such exercise by Landlord of its remedies under this Section 28.30 shall not constitute a waiver by Landlord to recover (a) any Rent due under this Lease and (b) any damages arising from such breach by Tenant.

28.31 ERISA. Tenant represents and warrants that:

28.31.1 Neither Tenant nor any of its “affiliates” (within the meaning of Part V(c) of Prohibited Transaction Exemption 84-14, 49 Fed. Reg. 9494 (1984), as amended (“PTE 84-14”)) has, or during the immediately preceding year has exercised the authority to:

(a) appoint or terminate Landlord as investment manager over assets of any “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) invested in, or sponsored by, Landlord; or

(b) negotiate the terms of a management agreement (including renewals or modifications thereof) with Landlord on behalf of any such plan;

28.31.2 To the best of Tenant’s knowledge, Tenant is not “related” to Landlord (as determined under in Part V(h) of PTE 84-14);

28.31.3 Tenant has negotiated and determined the terms of this Lease at arm’s length, as such terms would be negotiated and determined by the Tenant with unrelated parties; and

28.31.4 Tenant is not an “employee benefit plan” as defined in Section 3(3) of ERISA, a “plan” as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended, or an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. §2510.3-101 of any such employee benefit plan or plan.

28.32 Option to Terminate. Tenant, in its sole discretion, may terminate this Lease as of the expiration of the seventy-second (72nd) full month of the Term (the “Early Termination Date”), by giving Notice to Landlord (the “Termination Notice”) not less than twelve (12) months prior to last day of the seventy-second (72nd) full month of the Term so long as Cambium Networks, Inc. or an Affiliate is the Tenant hereunder. If Tenant effectively exercises its termination option in accordance with the provisions of this Section 28.32, this Lease shall terminate effective as of the Early Termination Date with the same force and effect as if the Early Termination Date was the originally stated expiration date of this Lease. As consideration for such early termination, Tenant shall pay Landlord a termination fee in an amount equal to $1,327,633.00 (the “Early Termination Payment”). The Early Termination Payment must be delivered to Landlord together with the Early Termination Notice. The Early Termination Payment shall be in addition to (and not in lieu of) any sums due and owing to Landlord under this Lease with regard to the period up to and including the Early Termination Date. If Tenant fails to deliver the Early Termination Payment to Landlord together with the Early Termination Notice, Landlord shall have the right to declare the Termination Notice null and void, in which event this Lease shall continue in full force and effect in accordance with its terms, and Tenant’s option to terminate this Lease pursuant to this Section 28.32 shall be null and void.

28.33 Right of First Refusal.

28.33.1 Tenant shall have the one time right of first refusal (the “Refusal Right”) with respect to any of the rentable square feet of space on the third floor of the Building that is contiguous to Suite No. 360 (the “Refusal Space”), which right of first refusal shall be exercised as follows: when Landlord has a prospective tenant (excluding any existing occupant of the Refusal Space) (“Prospect”) interested in leasing the Refusal Space, Landlord shall advise Tenant (the “Advice”) of the terms under which Landlord is prepared to lease the Refusal Space to such Prospect and Tenant may lease the Refusal Space, under such terms, by providing Landlord with written notice of exercise (“Notice of Exercise”) within five (5) Business Days after the date of the Advice, except that Tenant shall have no such Refusal Right and Landlord need not provide Tenant with an Advice if:

(a) An Event of Default shall not have occurred prior to delivery of the Advice; or

(b) more than twenty percent (20%) of the Premises is sublet at the time Landlord would otherwise deliver the Advice; or

(c) this Lease has been assigned, other than to Permitted Transferee, prior to the date Landlord would otherwise deliver the Advice; or

(d) the Refusal Space is not intended for the exclusive use of Tenant during the Initial Term; or

(e) Tenant is not occupying the Premises on the date Landlord would otherwise deliver the Advice.

28.33.2 The term for the Refusal Space shall commence upon the commencement date stated in the Advice (which shall be no earlier than ninety [90] days following delivery of the Refusal Space to Tenant) and thereupon such Refusal Space shall be considered a part of the Premises, provided that all of the terms stated in the Advice (including, without limitation, the expiration date set forth in the Advice) shall govern Tenant’s leasing of the Refusal Space and, only to the extent that they do not conflict with the Advice, the terms and conditions of this Lease shall apply to the Refusal Space. The Refusal Space (including improvements and personalty, if any) shall be accepted by Tenant in its condition and as-built configuration existing on the earlier of the date Tenant takes possession of the Refusal Space or the date the term for such Refusal Space commences, unless the Advice specifies work to be performed by Landlord in the Refusal Space, in which case Landlord shall perform such work in the Refusal Space.

28.33.3 The rights of Tenant hereunder with respect to the Refusal Space shall terminate on the earlier to occur of (i) Tenant’s failure to deliver to Landlord a Notice of Exercise within the 5-Business Day period provided in Section 28.33.1 above, and (ii) the date Landlord would have provided Tenant an Advice if Tenant had not been in violation of one or more of the conditions set forth in Section 28.33.1 above.

28.33.4 If Tenant’s rights hereunder with respect to a particular Refusal Space are terminated pursuant to Section 28.33.3, Landlord shall be entitled to lease the Refusal Space to the Prospect without notice to Tenant, except as provided in the next sentence. If Landlord and the Prospect thereafter agree to a lease of the Refusal Space upon terms that are substantially more favorable than the terms set forth in the Advice to Tenant, Tenant shall once again have a Refusal Right with respect to the Refusal Space and, subject to Section 28.33.3, Landlord shall deliver a new Advice to Tenant reflecting the revised terms of the proposal to the Prospect in accordance with the provisions of Section 28.33.1. For purposes hereof, the terms offered to the Proposed shall be deemed to be substantially more favorable than the terms set forth in the Advice if there is more than a ten percent (10%) reduction in the “bottom line” cost per Rentable Square Footage of the Refusal Space to the Prospect when compared with the “bottom line” cost per Rentable Square Footage under the Advice, considering all of the material economic terms of both deals, respectively, including, without limitation, the length of term, the net rent, any tax or expense escalation or other financial escalation and any financial concessions. If the Prospect thereafter fails to lease the Refusal Space, the Refusal Right shall be reinstated, and, subject to Section 28.33.3 Landlord will be required to give Tenant an Advice in accordance with the provisions of Section 28.33.1 if a new proposal for such Refusal Space is issued or received by Landlord. If Tenant exercises its Refusal Right, Landlord shall prepare an amendment (the “Refusal Space Amendment”) adding the Refusal Space to the Premises on the terms set forth in the Advice and reflecting the changes in the Base Rent, Rentable Square Footage of the Premises, Tenant’s Share, the Base Year and other appropriate terms. A copy of the Refusal Space Amendment shall be (i) sent to Tenant within a reasonable time after Landlord’s receipt of the Notice of Exercise, and (ii) executed by Tenant and returned to Landlord within 10 business days thereafter.

28.33.5 Notwithstanding anything to the contrary contained herein, if Tenant exercises its Refusal Right pursuant to the terms contained herein during the first two (2) years of the Initial Term, then notwithstanding the terms contained in the Advice, (a) Landlord shall pay to Tenant the Refusal Space Allowance (hereinafter defined), (b) Landlord shall grant Tenant a Refusal Space Rent Abatement (hereinafter defined), (c) the term for the Refusal Space shall continue until the Lease Expiration Date, (d) Base Rent payable for the portion of the Lease Term that is not covered by the Advice (if the Term set forth in the Advice would result in the Lease Term for the Refusal Space ending prior to the Lease Expiration Date), shall continue to increase annually through the Lease Expiration Date based on the same annual increases set forth in the Advice and (e) no allowances, abatements or other concessions (if any) set forth in the Advice will apply to the Refusal Space. The “Refusal Space Allowance” shall mean an amount equal to the unamortized portion of the Refusal Space Full Allowance (hereinafter defined) calculated as of the commencement date of the term for the Refusal Space. For purposes of calculating the unamortized portion of the Refusal Space Full Allowance, the Refusal Space Full Allowance will be amortized over the Initial Term using an interest rate equal to eight percent (8%) per annum. The “Refusal Space Full Allowance” shall mean an amount equal to $46.00 per rentable Square Footage of the Refusal Space. The “Refusal Space Rent Abatement” shall mean an abatement of the Base Rent payable with respect to the Refusal Space for the period commencing on the commencement date of the term for the Refusal Space and continuing for the number of months determined by multiplying 12 times a fraction, the numerator of which is the number of months remaining in the Initial Term (including a percentage representing any partial month) as of the commencement date of the term for the Refusal Space and the denominator of which is 130.

28.33.6 Notwithstanding anything herein to the contrary, Tenant’s Refusal Right is subject and subordinate to (i) the renewal or extension rights of any tenant leasing all or any portion of the Refusal Space, and (ii) the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building existing on the date hereof.

28.34 Tenant Financing. Landlord hereby waives any contractual, statutory or other Landlord’s lien on Tenant’s furniture, fixtures, supplies, equipment, inventory and any of Tenant’s other personal property located at the Premises.

ARTICLE 29: MISCELLANEOUS DEFINITIONS

The following terms shall have the following definitions:

29.1 Additional Rent. Additional Rent shall mean any and all amounts payable by Tenant to Landlord pursuant to the terms, covenants and conditions of this Lease, other than Base Rent.

29.2 Alterations. Alterations shall mean all present and future improvements, alterations or additions made to the Premises by either party, including, without limitation, all equipment, non-trade fixtures, light fixtures, pipes, ducts, conduits, wiring, paneling, partitions, floors, floor and wall coverings, mechanical, plumbing or HVAC facilities or systems and similar items.

29.3 Ancillary Facilities. Ancillary Facilities shall mean the ancillary conference rooms and multi-purpose room described in Section 1.6.1.

29.4 Base Building. Base Building shall mean the Building Structure, and the public restrooms and the systems and equipment located in the internal core of the Building on the floor or floors on which the Premises are located.

29.5 Building Hours. Building Hours (a) for services shall mean 8:00 a.m. to 6:00 p.m., Monday through Friday, and from 8:00 a.m. through 1:00 p.m. on Saturdays (but excluding Holidays), and (b) for visitors to the Building shall mean 8:00 a.m. through 5:00 p.m., Monday through Friday (excluding Holidays).

29.6 Building Structure. Building Structure shall mean structural portions of the Building, including the foundation, floor slabs, roof structure, exterior walls, and other structural elements of the Building, as well as all underground utility structures.

29.7 Building Systems. Building Systems shall mean the plumbing, sprinkler systems, mechanical, electrical, life safety systems (including, without limitation, the fire shutters within tenant spaces) and the HVAC systems serving the Building in general.

29.8 Claim(s). Claim(s) shall mean claims, demands, losses, obligations, liabilities, conditions, liens, damages, penalties, causes of action, costs and expenses, including reasonable attorneys’ fees, of whatever nature, at law, in equity or otherwise, whether accrued or unaccrued, known or unknown, suspected or unsuspected, asserted by any person or entity, private or governmental, or whether based on any subsequently enacted or revised or amended applicable Laws.

29.9 Common Areas. Common Areas shall mean those portions of the Building and the Property which are provided, from time to time, for non-exclusive use in common by Landlord, Tenant and any other tenants of the Property (such areas, including, without limitation, parking areas, access roads and sidewalks on the Property and common facilities within the Building such as lobbies, corridors, stairwells, elevators and restrooms).

29.10 Comparable Buildings. Comparable Buildings shall mean buildings which are comparable to the Building in terms of age, quality of construction, level of service and amenities, size and appearance and located in the area of the Northwest Suburban office market of Chicago, as reasonably determined by Landlord.

29.11 Control. Control shall mean the possession, directly or indirectly, of the power to director cause the direction of the management and policies of a person or entity, whether by ownership of voting securities, by contract or otherwise.

29.12 Default Damages. Default Damages shall mean all loss or damage which Landlord may sustain by reason of an Event of Default, which shall include, without limitation, expenses Landlord incurred in recovering possession of the Premises, expenses of putting the Premises in good order and condition, preparing the Premises for reletting, demolition, repairs, tenant finish improvements, value of other concessions or allowances granted to a new tenant, and brokers’ and attorneys’ fees.

29.13 Emergency. Emergency shall mean any threat of immediate material damage to persons and property.

29.14 Environmental Laws. Environmental Laws shall mean all federal, state, local and quasi-governmental laws (whether under common law, statute or otherwise), ordinances, decrees, codes, rulings, awards, rules, regulations and guidance documents now or hereafter be enacted or promulgated as amended from time to time, in any way relating to or regulating Hazardous Materials.

29.15 Expense Year. Expense Year shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires, provided that Landlord, upon notice to Tenant, may change the Expense Year for either Operating Expenses or Tax Expenses, or both, from time to time to any other twelve (12) consecutive month period, and, in the event of any such change, Tenant’s Share of the Expense Excess and/or Tenant’s Share of the Tax Excess shall be equitably adjusted for any Expense Year involved in any such change.

29.16 Force Majeure. Force Majeure shall mean strikes, labor troubles, acts of God, inability to obtain labor or materials, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease or any period of time for the written exercise of an option or right.

29.17 Hazardous Material(s). Hazardous Material(s) shall mean any substance or material that is described as a toxic or hazardous substance, waste, material, pollutant, contaminant or infectious waste, or any matter that in certain specified quantities would be injurious to the public health or welfare, or words of similar import, in any of the Environmental Laws, or any other words which are intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity or reproductive toxicity and includes, without limitation, asbestos, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum products, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive matter, medical waste, and chemicals which may cause cancer or reproductive toxicity.

29.18 Holiday. Holiday shall mean New Year’s Day, Presidents’ Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, day after Thanksgiving Day and Christmas Day. Landlord may designate additional Holidays, provided that the additional Holidays are commonly recognized by other office buildings in the area in which the Building is located.

29.19 Interest. interest shall mean an annual interest rate equal to the Prime Rate plus two percent (2%); provided, however, in no event shall such annual interest rate exceed the highest annual interest rate permitted by applicable Law.

29.20 Labor Dispute. Labor Dispute shall mean any action which would cause any work stoppage, picketing, labor disruption or dispute, or any interference with the business or the rights and privileges of Landlord or any other tenant, occupant or other person lawfully in the Building.

29.21 Landlord Related Parties. Landlord Related Parties shall mean Landlord, its trustees, members, shareholders, successors, affiliates, principals, beneficiaries, partners, officers, directors, employees, Mortgagees and agents.

29.22 Law(s). Law(s) shall mean all federal, state, county and local governmental and municipal laws, statutes, ordinances, decrees, codes, common laws, judgments, orders, rulings, awards, rules, regulations or requirements now in force or which may hereafter be enacted or promulgated, including any Environmental Laws.

29.23 Lease Year. Lease Year shall mean a period of twelve (12) consecutive calendar months, the first Lease Year commencing on the Lease Commencement Date, if the Lease Commencement Date is the first day of a calendar month, and otherwise on the first day of the first full calendar month following the Lease Commencement Date. Each succeeding Lease Year shall commence on the anniversary date of the first Lease Year. Any portion of the Lease Term which is less than a Lease Year shall be deemed a Partial Lease Year, except that if the Lease Commencement Date occurs on a date other than the first day of a calendar month, then the period commencing on the Lease Commencement Date and ending on the last day of the calendar month in which the Lease Commencement Date occurs shall be included in the first Lease Year.

29.24 Loading Dock Hours. Loading Dock Hours shall mean the hours of 8:00 a.m. and 5:00 p.m., Monday through Friday, excluding Holidays.

29.25 Minor Alterations. Minor Alterations shall mean alterations (a) of a cosmetic nature, consisting of painting, carpeting and wall papering of the Premises, (b) not visible from the exterior of the Premises or the Building, (c) that will not affect the Building Systems or Building Structure, and (d) that do not require work to be performed inside the walls or above the ceiling of the Premises.

29.26 Mortgage. Mortgage shall mean (a) all present and future ground or underlying leases involving all or any part of the Premises, Building or Property and (b) all mortgages, deeds of trust orother security agreements or encumbrances now or hereafter in force affecting the Premises, Building or Property or any part thereof, if any, and (c) all renewals, extensions, modifications, consolidations and replacements or participations in those transactions evidenced by the documents described in the immediately preceding clauses (a) and (b), whether the same shall be in existence on the date hereof or created hereafter.

29.27 Mortgagee. Mortgagee shall mean any person having the benefit of a Mortgage.

29.28 Notices. Notices shall mean notices, demands, requests, consents, approvals or other communications.

29.29 Prime Rate. Prime Rate shall mean the prime rate stated under the column “Money Rates” in The Wall Street Journal as the same is published from time to time.

29.30 Rent. Rent shall mean the Base Rent and Additional Rent.

29.31 Required Removables. Required Removables shall mean any electronic, phone and data cabling, wiring and related equipment, internal stairways, raised floors, personal baths and showers, vaults, rolling file systems and structural alterations and modifications of any type and any other Alterations that are performed by or for the benefit of Tenant and, in Landlord’s reasonable judgment, are of a nature that would require removal and repair costs that are materially in excess of the removal and repair costs associated with standard office improvements. In addition, at Landlord’s sole election, the Required Removables may include any and all Alterations made by Tenant as part of Tenant’s Initial Alterations or any subsequent Alterations. Upon the written request of Tenant (which may be at the time Tenant submits plans for any such Alterations), Landlord shall identify those portions of the Initial Alterations or subsequent Alterations that Landlord will deem Required Removables.

29.32 Structural Work. Structural Work shall mean structural alterations or structural repairs.

29.33 Superior Agreements. Superior Agreements shall mean all Mortgages, reciprocal easement agreements, declarations, covenants, conditions, restrictions, easements, rights-of-way and other matters of record, as the same may be modified, amended and supplemented from time to time.

29.34 Tenant’s Property. Tenant’s Property shall mean movable items of furniture, equipment, business and trade fixtures, free-standing cabinet work, movable partitions and other articles of personal property owned by Tenant or installed or placed by Tenant in the Premises and is not permanently affixed to the Premises, other than Landlord’s FF&E.

29.35 Tenant Related Parties. Tenant Related Parties shall mean Tenant, its assignees, concessionaries, agents, contractors, employees and invitees.

29.36 Transfer. Transfer shall mean any assignment, subletting, mortgage, pledge, hypothecation or encumbrance of all or any of Tenant’s interest in this Lease or in the Premises, whether for collateral purposes or otherwise.

29.37 Transfer Premium. Transfer Premium shall mean all rent, additional rent or other consideration payable by such Transferee in connection with the Transfer in excess of the Rent and Additional Rent payable by Tenant under this Lease for the portion of the Premises and Term covered by the Transfer, after deducting all reasonable and customary expenses directly incurred by Tenant attributable to the Transfer (other than Landlord’s review fee) including any reasonable marketing fees, brokerage commissions, reasonable attorneys’ fees and construction costs.

29.38 Transferee. Transferee shall mean any person to whom any Transfer is made or sought to be made.

ARTICLE 30: ENTIRE AGREEMENT

No representations, understandings, agreements, warranties or promises with respect to the Premises to the Building or the Property or rents, expenses, services, tenancies or operations have been made or relied upon in the making of this Lease, other than those specifically set forth herein. This Lease cannot be modified, deleted or added to except in writing signed by the parties herein. This Lease, including the following exhibits, which are hereby incorporated into and made a part of this Lease, constitutes the parties’ entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto, and none thereof shall be used to interpret or construe this Lease: Exhibit A (Lease Plan); Exhibit A-1 (Roof Equipment Area and Exterior Equipment Area); Exhibit B (Rules and Regulations); Exhibit C (Work Letter); Exhibit D (Form of Subordination, Non-Disturbance and Attornment Agreement); and Exhibit E (Intentionally Omitted).

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

LANDLORD:

ATRIUM A 3800 GOLF LLC, a Delaware limited liability company

By:	/s/ John S. Grassi

Name:	John S. Grassi

Title:	President

TENANT:

CAMBIUM NETWORKS, INC., a Delaware corporation

By:	/s/ Robert S. Amen

Name:	Robert S. Amen

Title:	Director

EXHIBIT A

LEASE PLAN

Fitness Center
Suite 155
Cafe
Coffee Shop
Suite 130
Suite 125
Suite 121
Building Auditorium
Office of the Building
Suite 100
Suite 115
Suite 105
Meeting Rooms
Security

**Graphic Key**

- Amenity Spaces
- Vertical Penetration
- Rentable
- Common Areas

Atrium
CORPORATE CENTER

## First Floor Plan
Atrium Corporate Center

EXHIBIT A

NOT IN CONTRACT
NOT IN CONTRACT
NOT IN CONTRACT
NOT IN CONTRACT
NOT IN CONTRACT
NOT IN CONTRACT

EXHIBIT A

EXHIBIT B

RULES AND REGULATIONS

The following rules and regulations (collectively, the “Rules”) shall apply, where applicable, to the Premises, the Building, the parking areas, the Property and the appurtenances thereto (as used herein, the term “Tenant” shall refer to, as applicable, Tenant and its employees, suppliers, shippers, customers or invitees):

1.	Sidewalks, doorways, vestibules, halls, stairways and other similar areas shall not be obstructed by the Tenant Related Parties or used by the Tenant Related Parties for any purpose other than ingress and egress to and from the Premises. No rubbish, litter, trash, or material of any nature shall be placed, emptied, or thrown in those areas. At no time shall Tenant permit the Tenant Related Parties to loiter in Common Areas or elsewhere in or about the Building or Property.

2.	Any tenant or vendor sponsored activity or event in Common Area must be approved and scheduled through Landlord’s representative.

3.	Plumbing fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or placed therein. Tenant shall pay for damage resulting to any such fixtures or appliances by the Tenant Related Parties and Landlord shall not in any case be responsible therefor.

4.	None of the Tenant Related Parties shall store, display, sell, distribute or use alcoholic beverages (without Landlord’s prior written consent), illegal drugs or other illegal substances in the Premises, Building or the Property nor will any person under the influence of the same be permitted in the Building.

5.	No firearms or other weapons are permitted in the Premises, Building or the Property. No fighting or “horseplay” will be tolerated at any time in the Building.

6.	Fire protection and prevention practices implemented by Landlord from time to time, including, without limitation, participation in fire drills, shall be observed by Tenant at all times.

7.	None of the Tenant Related Parties shall operate or disturb any Building equipment, machinery, valves or electrical controls.

8.	The work of cleaning personnel shall not be hindered by the Tenant Related Parties after 5:30 P.M., and cleaning work may be done at any time when the offices are vacant. Windows, doors and fixtures may be cleaned at any time. Tenant shall provide adequate waste and rubbish receptacles to prevent unreasonable hardship to the cleaning service.

9.	No nails, hooks or screws shall be inserted into any part of the Premises, Building or Property except by the Building maintenance personnel.

10.	Landlord shall have the power to approve the weight, size and position of safes and other heavy equipment or items. All damage to the Premises, Building or Property by the installation, maintenance, operation, existence or removal of any property of Tenant shall be repaired at the expense of Tenant.

11.	No animals, except those assisting handicapped persons, shall be brought into or kept in, on or about the Premises, Building or Property.

EXHIBIT B

12.	Landlord shall have the right to prohibit the use of the name of the Building or any other publicity by Tenant that in Landlord’s opinion may tend to impair the reputation of the Building or its desirability for Landlord or other tenants. Upon written notice from Landlord, Tenant will refrain from and/or discontinue such publicity immediately.

13.	Smoking and discarding of smoking materials are prohibited in, on or about the Premises, Building and Property, other than in designated exterior locations only. No smoking is permitted outside the building entrances. Tenant will instruct and notify the Tenant Related Parties of such policy. Landlord shall have the right to designate the Building (including the Premises) as a non-smoking building.

14.	No awnings or other Projections shall be attached to the outside walls (building perimeter) of the Building. No curtains, blinds, shades, or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises, without the prior written consent of Landlord, in Landlord’s sole discretion. Window coverings must be Building Standard.

15.	Tenant shall reasonably cooperate with the Landlord to conserve energy. Before closing and leaving the Premises at any time, Tenant shall exercise reasonable efforts to minimize energy use by turning off lights and equipment not in use.

16.	Deliveries to and from the Premises shall be made only at the times, in the areas and through the entrances and exits designated by Landlord. Tenant shall not make deliveries to or from the Premises in a manner that might interfere with the use by any other tenant of its premises or of the Common Areas, any pedestrian use, or any use which is inconsistent with good business practice. There shall not be used in any space, or in the public halls of the Building, either by any Tenant or by delivery personnel or others, in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and sole guards.

17.	None of the Tenant Related Parties shall use (or permit the use of) the Premises for housing, lodging or sleeping purposes.

18.	None of the Tenant Related Parties shall make or permit any noise, vibration or odor to emanate from the Premises, use or occupy the Premises in any manner or for any purpose which would injure the reputation or impair the present or future value of the Premises, Building or the Property.

19.	Tenant shall provide Landlord in writing the names and contact information of two (2) representatives authorized by the Tenant to request Landlord services, either billable or non billable and to act as a liaison for matters related to the Premises. Only those two (2) designated representatives shall be authorized to request Landlord services on behalf of Tenant.

20.	Tenant shall not place any lock(s) on any door in the Premises or Building without Landlord’s prior written consent and Landlord shall have the right to retain at all times and to use keys to all locks within and into the Premises. A reasonable number of keys to the locks on the entry doors in the Premises shall be furnished by Landlord to Tenant at Tenant’s cost, and Tenant shall not make any duplicate keys. All keys shall be returned to Landlord at the expiration or early termination of this Lease.

21.	Bicycles and other vehicles are not permitted inside the Building or on the walkways outside the Building, except in those areas specifically designated by Landlord for such purposes.

EXHIBIT B

22.	Landlord may from time to time adopt systems and procedures for the security or safety of the Building, its occupants, entry, use and contents. The Tenant Related Parties shall comply with Landlord’s reasonable requirements relative thereto.

23.	Canvassing, soliciting, distributing or peddling business, handbills, promotional materials or other advertising in or about any part of the Building or the Property, and conference rooms (if rented by Tenant) and fitness center (members only) is prohibited.

24.	The Tenant Related Parties are limited to the Premises and the Common Areas, and may not enter other areas of the Building or Property.

25.	The Tenant Related Parties shall not install, operate or maintain in the Premises or in any other area of the Building, any electrical equipment which does not bear the U/L (Underwriters Laboratories) seal of approval, or which would overload the electrical system or any part thereof beyond its capacity for proper, efficient and safe operation as determined solely by Landlord. The Tenant Related Parties shall not operate personal electronic devices for individual use such as coffeepots, toasters, refrigerators, microwave ovens, space heaters, etc., without Landlord’s prior written approval. Tenant shall not furnish cooling or heating to the Premises, including, without limitation, the use of electronic or gas heating devices, without Landlord’s prior written consent. Tenant shall not use more than its proportionate share of telephone lines and other telecommunication facilities available to service the Building.

26.	Tenant shall not operate or permit to be operated a coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusement devices and machines for sale of cigarettes and other goods), except that Tenant may operate vending machines only for the sale of beverages, foods, and candy in the Premises for use by its employees and guests.

27.	The Tenant Related Parties shall not remove food service property from the café including trays, dishes, glasses, cups or utensils.

28.	Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of merchandise or materials requiring the use of elevators, stairways, lobby areas or loading dock areas, shall be restricted to hours designated by Landlord. Tenant shall obtain Landlord’s prior approval, which shall not be unreasonably withheld or delayed, by providing a detailed listing of the activity. If approved by Landlord, the activity shall be under the supervision of Landlord, at no cost to Tenant (unless Landlord incurs out-of-pocket costs with such supervision, which costs shall be payable by Tenant), and performed in the reasonable manner required by Landlord. Tenant shall assume all risk for damage to articles moved and injury to any persons resulting from the activity. If equipment, property, or personnel of Landlord or of any other party is damaged or injured as a result of or in connection with the activity, Tenant shall be solely liable for any resulting damage or loss.

29.

During the Lease Term, Tenant shall have the non-exclusive right to use, on an unreserved and unassigned basis, those portions of the Common Areas designated by Landlord for non-reserved parking; provided, however, Tenant shall have no right to use reserved spaces, if any. Except for spaces and areas designated by Landlord for reserved parking, all parking in the parking areas serving the Property shall be on an unreserved, first-come, first-served basis. All parking spaces shall be used only for vehicles no larger than full size passenger automobiles or pick-up trucks. Except as caused by the gross negligence or willful misconduct of Landlord and without limiting the terms of the preceding sentence, the Landlord Related Parties shall not be liable for any loss, injury or damage to persons using the parking areas or automobiles or other property therein, it being agreed that, to the fullest extent permitted by applicable Law, the use of the parking spaces

EXHIBIT B

shall be at the sole risk of Tenant and its employees. Landlord shall have the right from time to time to allocate parking spaces among the tenants in the Property, to designate the location of the parking spaces and to promulgate reasonable rules and regulations regarding the parking areas, the parking spaces and the use thereof, including, but not limited to, rules and regulations controlling the flow of traffic to and from various parking areas, the angle and direction of parking and the like. Tenant shall comply with and cause its employees, agents and invitees to comply with all such rules and regulations as well as all reasonable additions and amendments thereto. Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant’s employees, suppliers, shippers, customers, or invitees to be loaded, unloaded, or parked in areas other than those designated by Landlord for such activities. Tenant shall not permit overnight parking or storage of vehicles in the Common Areas without receiving Landlord’s prior consent as described below. Except for emergency repairs, Tenant and its employees, agents and invitees shall not perform any work on any automobiles while located in the parking areas or on the Property. If it is necessary for Tenant or its employees, agents and invitees to leave an automobile in the parking areas overnight, Tenant shall provide Landlord with prior notice thereof designating the license plate number and model of such automobile. If Tenant permits or allows any violations of this Section 27, then Landlord shall have the right, without notice, in addition to such other reasonable rights and remedies that it may have, to remove or tow away any vehicle(s) involved and charge the cost thereof to Tenant, which costs shall be immediately payable upon demand by Landlord as Additional Rent. Landlord shall have the right to temporarily close all or any portion of the parking areas in order to perform necessary repairs, replacements, maintenance and improvements to the parking areas. In no event shall Landlord be required, or Tenant permitted, to police and enforce the use of Tenant’s parking rights against third parties.

30.	None of the Tenant Related Parties shall cook in the Premises, but Tenant may maintain and use microwave ovens and equipment for brewing coffee, tea, hot chocolate and similar beverages; provided that Tenant shall (i) prevent the emission of any food or cooking odor from leaving the Premises, (ii) be solely responsible for cleaning the areas where such equipment is located and removing food-related waste from the Premises and the Property, or shall pay Landlord’s standard rate for such service as an addition to cleaning services ordinarily provided, (iii) maintain and use such areas solely for Tenant’s employees and business invitees, not as public facilities, and (iv) keep the Premises free of vermin and other pest infestation and shall exterminate, as needed, in a manner and through contractors reasonably approved by Landlord, preventing any emission of odors, due to extermination, from leaving the Premises.

31.	Tenant’s employees and on-site contractors shall be issued an access card/identification badge (ID), which provides a visual reference that authorizes Tenant, its employees and contractors to be within the facilities and serves as a “key” that allows access to card reader controlled doors. The access card will ONLY act as a key on doors that Tenant has been give permission by Landlord to use. Tenant shall cause its employees and on-site contractors to avoid excess bending or abuse of the card. Tenant shall not allow others to use its card(s) and Tenant shall always ensure its employees and contractors keep the card(s) visibly displayed while on the Property. Tenant shall not “prop” doors open to bypass the system, nor shall Tenant allow tailgating. A “Tailgater” is an individual without a badge who follows an employee in or out of a door after that employee has used their card to access a door. Tenant shall (and shall cause its employees, agents, contractors and invitees to) ensure that a person who is following Tenant or any other party into secured areas is a legitimate employee wearing an ID badge. If Landlord provides Tenant with any access cards or badges, a fee of Twenty Dollars ($20.00) will be charged for each badge or access card issued. Upon termination of Lease, all Landlord issued identification badges shall be returned to Landlord. A fee of Fifty Dollars ($50.00) will be charged for each Landlord issued identification badge that is not returned to Landlord. Tenant must notify Landlord when an employee, visitor or contractor is terminated from the site so their Building access badge may be terminated. Tenant agrees to promptly notify Landlord when access badges are to be deactivated in cases such as termination, non-use, lost badge, stolen, damaged, etc.

32.	Tenant shall not permit storage outside the Premises, other than areas defined and approved by Landlord.

EXHIBIT B

EXHIBIT C

WORK LETTER

This Exhibit is attached to and made a part of the Lease dated as of January 30, 2012, by and between ATRIUM AT 3800 GOLF LLC, a Delaware limited liability company (“Landlord”), and CAMBIUM NETWORKS, INC., a Delaware corporation (“Tenant”),

As used in this Work Letter, the “Premises” shall be deemed to mean the Premises, as defined in the attached Lease.

I.	Landlord Work.

A. Landlord shall perform only the following improvements in Suite No. 155 (the “Landlord Work”): relocate the existing ductwork in Suite No. 155 to another location in Suite No. 155 as reasonably determined by Landlord after reviewing Tenant’s plans for the Initial Alterations. It is agreed that construction of the Landlord Work will be completed at Landlord’s sole cost and expense using Building standard methods, materials, and finishes. Landlord shall enter into a direct contract for the Landlord Work with a general contractor selected by Landlord. In addition, Landlord shall have the right to select and/or approve of any subcontractors used in connection with the Landlord Work. Landlord’s supervision or performance of any work for or on behalf of Tenant shall not be deemed a representation by Landlord that such work complies with applicable insurance requirements, building codes, ordinances, laws or regulations, or that the improvements constructed will be adequate for Tenant’s use, it being agreed that Tenant shall be responsible for all elements of the design of Suite No. 155 (including, without limitation, compliance with law relating to design, functionality of design, the configuration of the premises and the placement of Tenant’s furniture, appliances and equipment [including responsibility for all load-bearing issues related to such configuration and placement]).

B. Tenant acknowledges that the Landlord Work may be performed by Landlord in the Premises during Normal Business Hours subsequent to the delivery of possession of the Premises to Tenant. Landlord and Tenant agree to cooperate with each other in order to enable the Landlord Work to be performed in a timely manner and with as little inconvenience to the operation of the construction of the Initial Alterations as is reasonably possible. Landlord and Tenant shall cooperate with each other and cause their contractors to work in harmony during the period that Landlord is performing the Landlord Work and Tenant is performing the Initial Alterations. Notwithstanding anything herein to the contrary, any inconvenience suffered by Tenant during the performance of the Landlord Work shall not subject Landlord to any liability for any loss or damage resulting therefrom or entitle Tenant to any credit, abatement or adjustment of Rent or other sums payable under the Lease.

C. This Exhibit shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

II.	Alterations and Allowance.

A. Alterations. Tenant, following the delivery of the Premises by Landlord and the full and final execution and delivery of the Lease/Amendment to which this Exhibit is attached and all prepaid rental and security deposits required under such agreement, shall have the right to perform alterations and improvements in the Premises (the “Initial Alterations”). Notwithstanding the foregoing, Tenant and its contractors shall not have the right to perform Initial Alterations in the Premises unless and until Tenant has complied with all of the terms and conditions of Article 8 of the Lease, including, without

EXHIBIT C

limitation, approval by Landlord of the final plans for the Initial Alterations and the contractors to be retained by Tenant to perform such Initial Alterations. Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design. Landlord’s approval of the contractors to perform the Initial Alterations shall not be unreasonably withheld. The parties agree that Landlord’s approval of the general contractor to perform the Initial Alterations shall not be considered to be unreasonably withheld if any such general contractor (i) does not have trade references reasonably acceptable to Landlord, (ii) does not maintain insurance as required pursuant to the terms of this Lease, (iii) does not have the ability to be bonded for the work in an amount of no less than 150% of the total estimated cost of the Initial Alterations, (iv) does not provide current financial statements reasonably acceptable to Landlord, or (v) is not licensed as a contractor in the state/municipality in which the Premises is located. Tenant acknowledges the foregoing is not intended to be an exclusive list of the reasons why Landlord may reasonably withhold its consent to a general contractor.

B. Allowance. So long as an Event of Default does not exist, Tenant shall be entitled to receive from Landlord a one-time contribution for the purchase of, and payment for (except as hereinafter provided), all hard costs in connection with the Initial Alterations up to a maximum of One Million Five Hundred Seventy-Three Thousand One Hundred Eight Dollars ($1,573,108.00) ($46.00 per Rentable Square Foot of the Premises) (the “Allowance”). Notwithstanding anything to the contrary contained herein, Tenant shall have the right to apply a portion of the Allowance not to exceed fifteen percent (15%) of the Allowance to pay for “soft costs” associated with the Initial Alterations, including, without limitation, architectural and design costs, cabling and wiring expenses, the costs of FF&E installed in the Premises, moving expenses in connection with Tenant’s move to the Premises, and other reasonable soft costs incurred by Tenant in connection with the Initial Alterations.

C. Disbursement of Allowance.

1. Progress Payments. Landlord shall disburse funds monthly to pay for Tenant’s Initial Alterations during the progress of construction, but not in excess of the Allowance. Provided Landlord receives Tenant’s payment application not later than the third day of the month (or the next business day, if the third day of the month is not a business day), then payment shall be made not later than the last day of that calendar month; if the payment application is not received by the third day of the month (or the next business day, if the third day of the month is not a business day), then payment shall be made by the last day of the following calendar month. Each progress payment shall be equal to the costs of construction then payable by Tenant as of the date of request for payment, less the amount of all previous payments made with respect to costs of construction. The construction contract for the Initial Alterations shall provide for retention of 10% on progress payments to Tenant’s general contractor until substantial completion of the Initial Alterations and Landlord shall not be required to pay the last 10% of the Allowance (the “Retainage”) until Tenant has complied with the terms set forth below in Section C.2. Landlord shall not be required to make progress payments unless and until all of the following conditions have been met:

a. For the first progress payment only, a form W-9, Request for Taxpayer Identification Number and Certification (or any substitute form designated by the United States Federal Government);

b. A copy of the general contractor’s application for payment has been provided to Landlord in the form of AIA Document 6702 and G703;

EXHIBIT C

c. The Initial Alterations on account of which such request for disbursement is made has been completed and an Architect’s certificate, in standard AIA form, to that effect has been issued and a copy provided to Landlord;

d. No liens on account of such work by Tenant shall have attached to the Premises or any portion of the Building;

e. All requests for payment are for work completed and in place or for materials purchased and securely stored on-site; and

f. The general contractor and all subcontractors, vendors and/or suppliers providing materials and/or labor for the Initial Alterations shall have provided a conditional lien waiver for the work covered by the application and an original, notarized, unconditional, final lien waiver (in the form required by the statutory and local requirements of the jurisdiction in which the Building is located) with respect to the immediately prior progress payment.

2. Final Payment. Landlord shall pay to Tenant the Retainage after the Initial Alterations have been completed and Tenant has delivered to Landlord the following documents in a form and substance acceptable to Landlord: (a) a certificate of occupancy, (b) proof of completion of construction of the Initial Alterations in accordance with the plans and specifications approved by Landlord, (c) paid bills, and (d) Tenant’s affidavit, unconditional final lien waivers and sworn statements/affidavits from all contractors, subcontractors, materialmen and all others performing work in the Premises in the form required by the statutory and local requirements of the jurisdiction in which the Building is located. Provided Landlord receives Tenant’s payment application not later than the third day of the month (or the next business day, if the third day of the month is not a business day), then payment shall be made not later than the last day of that calendar month; if the payment application is not received by the third day of the month (or the next business day, if the third day of the month is not a business day), then payment of the Retainage shall be made by the last day of the following calendar month. In no event shall payment of the Retainage be made until Tenant has delivered to Landlord all of the documents required herein.

D. Design Allowance. Landlord agrees to pay to Tenant’s architect the Design Allowance to cover a portion of the costs incurred by Tenant for preparing design and construction drawings for the Initial Alterations. Landlord will pay the Initial Design Allowance to Tenant’s architect within thirty (30) days following receipt by Landlord of a request from Tenant to disburse the Design Allowance together with detailed bills and invoices for the preparation of design drawings and space plans for the Initial Alterations. If Tenant needs its architect to revise the space plans for Suite 360, then Landlord will pay the Secondary Design Allowance to Tenant’s architect within thirty (30) days following receipt by Landlord of a request from Tenant to disburse the Secondary Design Allowance together with detailed bills and invoices for the revised design drawings and space plans for Suite 360 only for the Initial Alterations.

EXHIBIT C

EXHIBIT D

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

MassMutual Loan No.

Massachusetts Mutual Life Insurance Company

1500 Main Street, Suite 2100

Springfield, Massachusetts, 01115-5189

Attention: Mortgage Loan Administration

                 Real Estate Finance Group

Re: Atrium Corporate Center, 3800 Golf Road, Rolling Meadows, Illinois

The undersigned, Cambium Networks, Inc., a Delaware corporation, (“Tenant”) understands that Massachusetts Mutual Life Insurance Company (“Lender”) has made or will be making a loan (the “Loan”) to Atrium at 3800 Golf LLC, a Delaware limited liability company (“Landlord”) secured by a mortgage or deed of trust (the “Mortgage”) encumbering the real property (the “Property”) described in Exhibit A, attached hereto and made a part hereof. Tenant and Landlord entered into a lease agreement (the “Lease”) dated                     , 2012 by which Tenant leased from Landlord certain premises commonly known as Suite 155 and Suite 360 (collectively, the “Leased Premises”), and constituting a portion of the Property. Lessee desires to be able to obtain the advantages of the Lease and occupancy thereunder in the event of foreclosure of the Mortgage and Lender wishes to have Lessee confirm the priority of the Mortgage over the Lease.

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, the parties hereto agree as follows:

1.	Tenant hereby subordinates all of its right, title and interest under the Lease to the lien, operation and effect of the Mortgage and any other mortgages (as the same may be modified and/or extended from time to time) now or hereafter in force against the Property, and to any and all existing and future advances made under such Mortgage and any other mortgages.

2.	In the event that Lender becomes the owner of the Property by foreclosure, deed in lieu of foreclosure, or otherwise, Tenant agrees to unconditionally attorn to Lender and to recognize it as the owner of the Property and the Landlord under the Lease. The Lender agrees not to terminate the Lease or disturb or interfere with Tenant’s possession of the Leased Premises during the term of the Lease, or any extension or renewal thereof, so long as Tenant is not in default under the Lease beyond applicable notice, grace and cure periods, if any.

3.	Lender and any other subsequent owner of the Property, whether through foreclosure, deed in lieu of foreclosure, or any other means, or any other transfer or means after a foreclosure or a deed in lieu of foreclosure (a “Subsequent Owner”) shall not be:

(a)	Personally liable under the Lease, its liability being limited solely to its ownership interest in the Property;

(b)	Liable for any act or omission of any prior landlord, including Landlord;

(c)	Subject to any offsets or defenses which Tenant might have against any prior landlord, including Landlord;

EXHIBIT D

(d)	Bound by any prepayment of rent or deposit, rental security or any other sums deposited with any prior lessor, including Lessor, under the Lease, unless actually received by Lender or Purchaser;

(e)	Bound by any agreement or modification of the Lease made without Lender’s or Subsequent Owner’s prior written consent;

(f)	Bound to commence or complete any construction or to make any contribution toward construction or installation of any improvements upon the Leased Premises or the Property required under the Lease, including, without limitation, for any expansion or rehabilitation of existing improvements thereon; or for the payment of any tenant allowance or incentive, or for restoration of improvements following any casualty not required to be insured under the Lease or for the costs of any restorations in excess of any proceeds recovered under any insurance required to be carried under the Lease; and

(g)	Bound by any radius restriction or other restriction on competition or use beyond the Property.

4.	Lessee certifies to Lender that the Lease is presently in full force and effect with no defaults thereunder by Lessor or by Lessee; the Lease is unmodified except as indicated hereinabove; that the Lease term thereof has commenced and the full rental is now accruing thereunder; that Lessee has accepted possession of the Leased Premises and that any improvements required by the terms of the Lease to be made by Landlord have been completed to the satisfaction of Tenant; that any tenant allowances or other payments to be made by Landlord to Tenant have been paid; that no rent under the Lease has been paid more than thirty (30) days in advance of its due date; that the address for notices to be sent to Tenant is as set forth in the Lease; and that Lessee has no charge, lien, claim or offset under the Lease or otherwise, against rents or other charges due or to become due thereunder.

5.	Lessee agrees with Lender that from and after the date hereof, Tenant will not enter into any agreements amending the Lease without Lender’s prior written consent and that Lessee will not terminate or seek to terminate the Lease by reason of any act or omission of the Landlord thereunder until Tenant shall have given written notice, by certified mail, return receipt requested, of said act or omission to Lender, which notice shall be addressed to Massachusetts Mutual Life Insurance Company, c/o Babson Capital Management LLC, 1500 Main Street, Suite 2100, Springfield, Massachusetts 01115-5189, Attention: Managing Director, Real Estate Finance Group, with a copy to: Massachusetts Mutual Life Insurance Company, 1500 Main Street, Suite 2800, Massachusetts 01115-5189, Attention: Vice President, Real Estate Law, and for a reasonable period of time shall have elapsed following the giving of such notice, during which period Lender shall have the right, but not the obligation, to remedy such act or omission.

6.	Tenant covenants that it will not subordinate its interest in the Lease to any other mortgage or deed of trust without Lender’s prior written consent.

7.	Tenant agrees to commence paying all rents, revenues and other payments due under the Lease directly to Lender after Lender notifies Tenant that Lender is the owner and holder of the Loan and is invoking Lender’s rights under the Loan documents to directly receive from Tenant all rents, revenues and other payments due under the Lease. By making such payments to Lender, Landlord hereby acknowledges and agrees that Tenant shall be deemed to have satisfied all such payment obligations to Landlord under the Lease.

EXHIBIT D

8.	This agreement shall inure to the benefit of Lender’s affiliates, agents, co-investors, co-lenders and participants, and each of their respective successors and assigns (each a “Lender Party” and collectively, the “Lender Parties”).

9.	This agreement shall inure to the benefit of and shall be binding upon Tenant, Landlord and Lender, and each of their respective heirs, personal representatives, executors, administrators, successors and assigns. This agreement may not be altered, modified or amended except in writing signed by all of the parties hereto. In the event any one or more of the provisions contained in this agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this agreement, but this agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This agreement shall be governed by and construed according to the laws of the state where the Property is located, with regard for conflicts of laws rules. This agreement may be executed in multiple counterparts, each of which shall constitute an original agreement, and all of which shall together constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Subordination, Non-Disturbance and Attornment Agreement to be duly executed as of the          day of                     , 2012.

TENANT:

CAMBIUM NETWORKS, INC., a Delaware corporation

By

Name:
Title:

LANDLORD:

ATRIUM AT 3800 GOLF LLC, a Delaware limited liability company

By:

Name:
Title:

LENDER:

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	Cornerstone Real Estate Advisers LLC, its authorized agent

By:

Name:
Title:

EXHIBIT D

ACKNOWLEDGEMENTS FORMS TO BE USED FOR

SUBORDINATION NON-DISTURBANCE AND ATTORNMENT AGREEMENT

STATE OF	)
) ss.
COUNTY OF	)

On this, the ________ day of _________________ 20__, before me, the undersigned party, personally appeared ___________________________________ who acknowledged himself/herself to be the ___________________ of Cambium Networks, Inc., a Delaware corporation, and that he/she as such ___________________________, being authorized to do so, executed the foregoing Lease Subordination, Non-disturbance and Attornment Agreement for the purposes therein contained by signing the name of the _____________________ by himself/herself as _______________________.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public
My Commissions Expires:

COMMONWEALTH OF MASSACHUSETTS	)
) ss.
COUNTY OF HAMPDEN	)

On this, the ___ day of _______________________ 20__, before me, the undersigned party, personally appeared __________________________________ who acknowledged himself/herself to be a Managing Director of Babson Capital Management LLC, a Delaware limited liability company, and that he/she as such Managing Director being authorized to do so, executed the foregoing Subordination, Non-disturbance and Attornment Agreement for the purposes therein contained by signing the name of the corporation by himself/herself as Managing Director.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public
My Commissions Expires:

STATE OF	)
) ss.
COUNTY OF	)

On this, the ______ day of ____________________ 20_, before me, the undersigned party, personally appeared _________________________________ who acknowledged himself/herself to be the ________________ of Atrium at 3800 Golf LLC, a Delaware limited liability company, and that he/she as such _________________________, being authorized to do so, executed the foregoing Subordination, Non-disturbance and Attornment Agreement for the purposes therein contained by signing the name of the _____________________ by himself/herself as _______________________.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public
My Commissions Expires:

EXHIBIT D

EXHIBIT A

LEGAL DESCRIPTION

PARCEL 1:

LOT 1 IN 3800 GOLF ROAD SUBDIVISION OF PART OF FRACTIONAL SECTION 7, TOWNSHIP 41 NORTH, RANGE 11, EAST OF THE THIRD PRINCIPAL MERIDIAN, ACCORDING TO THE PLAT THEREOF RECORDED JANUARY 31, 1996 AS DOCUMENT 96080514, IN COOK COUNTY, ILLINOIS.

PARCEL 2:

EASEMENT FOR THE BENEFIT OF PARCEL 1 AFORESAID, TO GO UPON LOT 2 IN 3800 GOLF ROAD SUBDIVISION AFORESAID, FOR THE PURPOSE OF PERFORMING WORK OF CONSTRUCTION AND MAINTENANCE OF BERM IF SUCH WORK IS NOT TIMELY PERFORMED BY THE OWNER OF SAID LOT 2, AS GRANTED IN PARAGRAPH 9.4 OF ARTICLE 9 OF THE DECLARATION AND GRANT OF EASEMENTS, COVENANTS AND RESTRICTIONS EXECUTED BY AT&T CORP., ANEW YORK CORPORATION, DATED JANUARY 26, 1996 AND RECORDED FEBRUARY 9, 1996 AS DOCUMENT 96110279, IN COOK COUNTY, ILLINOIS.

COMMON ADDRESS: 3800 GOLF ROAD, ROLLING MEADOWS, ILLINOIS 60008

P.I.N. 08-07-403-019-0000

EXHIBIT D

EXHIBIT E

INTENTIONALLY OMITTED

EXHIBIT E